UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
THE SECURITIES EXCHANGE ACT OF 1934
(Amendment No.           )

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☐Preliminary Proxy Statement

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☒Definitive Proxy Statement

☐Definitive Additional Materials

☐Soliciting Material Pursuant to §240.14a‑12

RIGHTSIDE GROUP, LTD.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐               Check box if any part of the fee is offset as provided by Exchange Act Rule 0‑11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Dear Stockholder:

You are invited to attend the annual meeting of stockholders of Rightside Group, Ltd. (“Rightside,” “we,” “us” or “our”) to be held on Thursday, June 4, 2015, at 2:30 p.m. Pacific Time, at the Woodmark Hotel, located at 1200 Carillon Point, Kirkland, WA 98033.

Details regarding admission to the meeting and the business to be conducted are described in the Notice of Internet Availability of Proxy Materials you received in the mail and in the accompanying proxy statement. We have also made available a copy of our 2014 Annual Report to stockholders with this proxy statement. We encourage you to read our Annual Report. It includes our audited financial statements and provides information about our business.

In addition to the business to be transacted as described in the proxy materials, management will respond to questions of general interest to stockholders, including questions related to the matters to be voted on at the meeting.

It is important that your shares be represented and voted whether or not you plan to attend the annual meeting in person. If you do not attend the annual meeting in person, you may vote on the Internet or by telephone, or if you are receiving a paper copy of the proxy statement, by completing and mailing a proxy card. Voting over the Internet, by telephone or by written proxy will ensure your shares are represented at the annual meeting.

Sincerely,

David E. Panos Chairman of the Board	Taryn J. Naidu Chief Executive Officer

NOTICE OF 2015 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON THURSDAY, JUNE 4, 2015

To the Stockholders of Rightside Group, Ltd.:

The 2015 annual meeting of stockholders (the “Annual Meeting”) of Rightside Group, Ltd., a Delaware corporation, will be held on Thursday, June 4, 2015, at 2:30 p.m. Pacific Time, at the Woodmark Hotel, located at 1200 Carillon Point, Kirkland, WA 98033, for the following purposes:

1.	To elect two Class I directors to serve on the board of directors until the 2018 annual meeting of stockholders;
2.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015; and
3.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Only stockholders of record at the close of business on April 8, 2015 are entitled to receive notice of and to vote at the meeting. Further information regarding voting rights and the matters to be voted upon is presented in our proxy statement.

We have elected to use the Internet as our primary means of providing our proxy statement to stockholders.  Consequently, stockholders will not receive paper copies of our proxy materials, unless they specifically request them.  On or about April 24, 2015, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy statement for our Annual Meeting and our Annual Report to stockholders.  This Notice provides instructions on how to vote online or by telephone and includes instructions on how to receive a paper copy of proxy materials by mail.  This proxy statement and our 2014 Annual Report can be accessed directly if you log on to www.proxyvote.com and follow the instructions, using the control number shown in the Notice.

YOUR VOTE IS IMPORTANT.  Whether or not you plan to attend the Annual Meeting, we urge you to submit your vote via the Internet, telephone or by completing and mailing a proxy card or the form forwarded by your bank, broker or other holder of record.  Please review the instructions on the proxy card or the information forwarded by your bank, broker or other holder of record regarding each of these voting options.

Our Board recommends that you vote FOR the election of the director nominees named in Proposal No. 1 and FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm as described in Proposal No. 2 of the proxy statement.

We appreciate your support of Rightside Group, Ltd. and look forward to either greeting you personally at the meeting or receiving your proxy.

By Order of the Board of Directors,

Rick Danis

General Counsel and Corporate Secretary

Kirkland, Washington

April 24, 2015

PROXY STATEMENT

FOR 2015 ANNUAL MEETING OF STOCKHOLDERS

RIGHTSIDE GROUP, LTD.

5808 Lake Washington Blvd NE

Kirkland, Washington 98033

PROXY STATEMENT

FOR 2015 ANNUAL MEETING OF STOCKHOLDERS

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

This proxy statement and the enclosed form of proxy are first being made available to stockholders on or about April 24, 2015 in connection with the solicitation of proxies by the board of directors (the “Board”) of Rightside Group, Ltd., a Delaware corporation (“Rightside,” “we,” “us,” “our” or “the Company”), for use at our 2015 annual meeting of stockholders and any continuation, postponement or adjournment thereof (the “Annual Meeting”).  The Annual Meeting will be held on Thursday, June 4, 2015 at 2:30 p.m. Pacific Time, at the Woodmark Hotel, located at 1200 Carillon Point, Kirkland, WA 98033.  On or about April 24, 2015, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy statement for our Annual Meeting and our Annual Report to stockholders.

The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this proxy statement. You should read this entire proxy statement carefully. Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this proxy statement and references to our website address in this proxy statement are inactive textual references only.

What matters am I voting on?

You will be voting on:

•	the election of two Class I directors to hold office until our 2018 annual meeting;
•	ratification of selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015; and
•	any other business that may properly come before the meeting.

How does the Board recommend I vote on these proposals?

Our Board recommends a vote:

•	FOR the election of Shawn J. Colo and James R. Quandt as Class I directors; and
•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2015.

Who is entitled to vote?

Holders of our common stock as of the close of business on April 8, 2015, the record date, may vote at the Annual Meeting.  As of the record date, we had 18,753,206 shares of common stock outstanding. In deciding all matters at the Annual Meeting, each stockholder will be entitled to one vote for each share of common stock held on the record date. We do not have cumulative voting rights for the election of directors.

Stockholder of Record: Shares Registered in Your Name

If your shares are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to those shares, and the Notice was provided to you directly by us. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote in person at the Annual Meeting.

Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Agent

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and the Notice was forwarded to you by your broker or nominee, who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker or nominee how to vote your shares. Beneficial owners are also invited to attend the Annual Meeting. However, since a beneficial owner is not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you follow your broker’s procedures for obtaining a legal proxy. If you request a printed copy of the proxy materials by mail, your broker or nominee will provide a voting instruction card for you to use.

How do I vote?

Stockholder of Record: Shares Registered in Your Name

There are four ways to vote:

•	by Internet at http://www.proxyvote.com, 24 hours a day, seven days a week, until 11:59 p.m. Eastern time, on June 3, 2015 (have your proxy card in hand when you visit the website);
•	by toll-free telephone at 1-800-690-6903, until 11:59 p.m. Eastern time, on June 3, 2015 (have your proxy card in hand when you call);
•	by completing and mailing your proxy card (if you received printed proxy materials); or
•	by written ballot at the Annual Meeting.

Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Agent

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a voting instruction card and voting instructions with these proxy materials from that organization rather than from us. Simply complete and mail the voting instruction card to ensure that your vote is counted, or follow the instructions to submit your vote by the Internet or telephone, if the instructions provide for Internet and telephone voting. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact your broker, bank or other agent to request a proxy form.

Can I change my vote?

Yes. If you are a stockholder of record, then you can change your vote or revoke your proxy any time before the Annual Meeting by:

•	entering a new vote by Internet or by telephone;
•	returning a later-dated proxy card;
•	notifying the Corporate Secretary of Rightside Group, Ltd., in writing, at the address listed on the front page; or
•	completing a written ballot at the Annual Meeting.

Your most current proxy card or telephone or Internet proxy is the one that is counted.

If you are the beneficial owner, your broker, bank or other nominee can provide you with instructions on how to change your vote.

What is the effect of giving a proxy?

Proxies are solicited by and on behalf of our Board. When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instruction of the stockholder. If no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our Board as described above. If any matters not described in the proxy statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote your shares. Tracy Knox and Rick Danis have been designated as proxy holders by our Board. If the Annual Meeting is adjourned, the proxy holders can vote your shares on the new meeting date as well, unless you have properly revoked your proxy instructions, as described above.

Who will pay for the cost of this proxy solicitation?

We will bear the cost of the solicitation of proxies from our stockholders.  In addition to solicitation by mail, our directors, officers and employees, without additional compensation, may solicit proxies from stockholders by telephone or by other means of communication.  We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

Why did I receive a Notice of Internet Availability of Proxy Materials instead of a full set of proxy materials?

In accordance with the rules of the Securities and Exchange Commission (“SEC”), we have elected to furnish our proxy materials, including this proxy statement and our Annual Report to our stockholders, primarily via the Internet. On or about April 24, 2015, we expect to mail to our stockholders the Notice that contains instructions on how to access our proxy materials on the Internet, how to vote at the meeting, and how to request printed copies of the proxy materials and Annual Report. Stockholders may request to receive all future proxy materials in printed form by mail or electronically by e-mail by following the instructions contained in the Notice. We encourage stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce our costs and the environmental impact of our annual meetings.

How are votes counted?

Votes will be counted by the inspector of election appointed for the Annual Meeting.  For Proposal No. 1, the inspector of election will separately count “For” and “Withheld” votes and broker non-votes for each nominee.  For Proposal No. 2, the inspector of election will separately count “For” and “Against” votes, abstentions and broker non-votes.  If your shares are held in street name, you will need to follow the instructions provided by your broker to instruct your broker how to vote your shares.  If you do not give instructions to your broker, your broker can vote your shares with respect to “routine” items, but not with respect to “non-routine” items. See below for more information regarding: “What are ‘broker non-votes’ and how do they affect the proposals?”

What are “broker non-votes” and how do they affect the proposals?

A broker non-vote occurs if you are a beneficial owner and do not instruct your broker, bank or other agent on how to vote your shares, and your broker or nominee cannot vote your shares because a particular proposal is considered “non-routine.” Broker non-votes, as well as abstentions, are not counted as votes in favor of or against the proposal. Brokers and nominees can use their discretion to vote “uninstructed” shares only with respect to matters that are considered “routine.”

Under applicable rules, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested), executive compensation, and certain corporate governance proposals, even if management supported.  Accordingly, your broker or nominee may not vote your shares on Proposal No. 1 without your instructions, but may vote your shares on Proposal No. 2, even in the absence of your instruction.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting.  The presence, in person or by proxy, of the holders of a majority of the total votes entitled to be cast constitutes a quorum. Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting.  Abstentions and broker non-votes are counted towards the quorum requirement.

How many votes are needed to approve each proposal?

With respect to Proposal No. 1, you may vote “for” or “withhold” on each of the nominees for election as a director.  The two nominees receiving the highest number of “for” votes will be elected.  Broker non-votes will have no effect on the outcome of this proposal.

With respect to Proposal No. 2, the affirmative vote of the majority of votes cast is required for approval. Abstentions and broker non-votes will have no effect on the outcome of this proposal.

Is my vote confidential?

Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Rightside or to third parties, except as necessary to meet applicable legal requirements, to allow for the tabulation of votes and certification of the vote, or to facilitate a successful proxy solicitation.

Where can I find the voting results of the Annual Meeting?

Voting results will be announced by the filing of a Current Report on Form 8-K within four business days after the Annual Meeting. If final voting results are unavailable at that time, we will file an amended Current Report on Form 8-K within four business days of the day the final results are available.

What are the requirements for admission to the Annual Meeting?

Only stockholders and persons holding proxies from stockholders may attend the Annual Meeting.  If your shares are registered in your name, you must bring a form of identification to the Annual Meeting.  If your shares are held in the name of a broker, bank or other nominee that holds your shares, you must bring a proxy from that broker, trust, bank or other nominee that confirms you are the beneficial owner of those shares.  Attendance at the Annual Meeting without voting or revoking a previously submitted proxy in accordance with the voting procedures will not in and of itself revoke a proxy.

What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?

To be considered for inclusion in next year’s proxy materials, stockholder proposals must be submitted in writing by December 25, 2015 to our Corporate Secretary, 5808 Lake Washington Blvd NE, Ste 300, Kirkland, Washington, 98033, and must comply with all applicable requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”); provided, however, that if our 2016 annual meeting of stockholders is held before May 5, 2016 or after July 4, 2016, then the deadline is a reasonable amount of time prior to the date we begin to print and mail our proxy statement for the 2016 annual meeting of stockholders.

If you wish to submit a proposal (including a director nomination) at the 2016 annual meeting of stockholders that is not to be included in next year’s proxy materials, the proposal must be received by our Corporate Secretary not later than the close of business on March 6, 2016 nor earlier than February 5, 2016; provided however, that if our 2016 annual meeting of stockholders is held before May 5, 2016 or after August 3, 2016, then the proposal must be received no earlier than the close of business on the 120th  day prior to such meeting and no later than the close of business on the later of the 90th day prior to such meeting or the 10th day following the day on which public announcement of the date of such meeting is first made.

You are also advised to review our bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations. Our bylaws may be obtained by accessing our filings on the SEC’s website at www.sec.gov, or by contacting our Corporate Secretary at our principal executive offices.

Separation from Demand Media, Inc.

On August 1, 2014, Rightside became an independent company as a result of the distribution by Demand Media, Inc. (“Demand Media”) of all of the outstanding common stock of Rightside to Demand Media’s stockholders (the “Separation”).  Rightside was incorporated in Delaware on July 11, 2013 and is comprised of Demand Media’s former domain name services business.  Rightside’s Registration Statement on Form 10 was declared effective by the SEC on July 14, 2014. Rightside’s common stock began trading “regular way” on the NASDAQ Global Select Market (“NASDAQ”) under the stock ticker symbol “NAME” on August 1, 2014.  For additional information, please see Rightside’s Information Statement, which was filed as an exhibit to the Form 10 filed with the SEC on July 14, 2014.

Directions to Annual Meeting

To obtain directions to our Annual Meeting, which is to be held at Woodmark Hotel, located at 1200 Carillon Point, Kirkland, WA 98033, please visit http://rightside.co/SEC.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our Board currently consists of seven members who are divided into three classes with staggered three-year terms.  Each director holds office until that director’s successor is duly elected and qualified or until his earlier death or resignation. At each annual meeting, the term of one class of directors expires. The class of directors with a term expiring at this Annual Meeting consists of two directors.

Our bylaws permit our Board to fix the authorized number of directors by resolution. There are currently seven directors authorized, with no vacancies on our Board.

Director Nominees

Based upon the recommendation of our nominating and corporate governance committee, our Board has nominated Shawn J. Colo and James R. Quandt for election as directors to the Board. Messrs. Colo and Quandt currently serve on our Board. Biographical information on each of the nominees is furnished below. If elected, each director nominee would serve a three-year term expiring at the close of our 2018 annual meeting, or until their successors are duly elected and qualified.

Information Regarding the Director Nominees

Set forth below is information as of the record date regarding each director nominee. There are no family relationships among any of our directors or executive officers.  See the sections of this proxy statement captioned “Corporate Governance” and “Director Compensation” for additional information regarding the Board.

				Current Term
Nominees	Class	Age	Position	Expires
Shawn J. Colo	I	43	Director	2015
James R. Quandt (1)(2)	I	65	Director	2015

(1)	Member of the audit committee.
(2)	Member of the compensation committee.

Nominees for Election at the Annual Meeting to Serve for a Three-Year Term Expiring at the 2018 Annual Meeting of Stockholders

Shawn J. Colo has served as a director of Rightside since August 2014. From October 2013 to February 2015, Mr. Colo served as president of Demand Media, a company he co-founded. From October 2013 to August 2014, Mr. Colo also served as the interim chief executive officer of Demand Media.  Prior to that, Mr. Colo served as Demand Media’s executive vice president of corporate development, focusing on mergers and acquisitions as well as strategic corporate partnerships, since April 2006. Mr. Colo led the acquisitions of eNom, BulkRegister, Name.com and HotKeys, Inc. and played a key role in identifying and developing the strategy for acquiring gTLD registry operator rights in the expansion of generic Top Level Domains by the Internet Corporation for Assigned Names and Numbers (“ICANN”), launched in October 2013 (“ICANN’s New GTLD Program”). Prior to co-founding Demand Media, Mr. Colo was a principal with Spectrum Equity Investors, a media and communications focused private equity firm, from 1997 to 2006, where he was responsible for sourcing and analyzing media and technology investment opportunities in the United States and Europe. Mr. Colo holds a B.S.E. in civil engineering and operations research from Princeton University. Mr. Colo is also a director of KCRW, Southern California’s leading National Public Radio affiliate and participates on the Intel Capital Consumer Advisory Board. Mr. Colo’s extensive experience evaluating and acquiring businesses in the domain name industry is a critical resource to our management team and the Board.

James R. Quandt has served as a director of Rightside since July 2014.  Mr. Quandt currently serves as the chairman of the board of Demand Media.  Since 2005, Mr. Quandt has served as co-founder and managing partner at Thomas James Capital, Inc., a private equity firm that also provides financial advisory services. Mr. Quandt has served on a number of public and private company boards, including Intermix Media, Inc., an Internet marketing company that owned MySpace, Inc., Blue Label Interactive, Inc., Digital Orchid Incorporated, The FRS Company, where he is currently chairman of the board, and the Brain Corporation. Mr. Quandt is a member of the board of trustees of Saint Mary’s College of California and currently serves as chairman emeriti, and is the president of the Pacific Club of Newport Beach. Mr. Quandt participated in the Managerial Policy Institute at the University of Southern California’s Marshall School of Business, and received a B.S. in Business Administration from Saint Mary’s College. Mr. Quandt’s mix of executive leadership and financial expertise provides valuable insight and guidance to the Board. Mr. Quandt brings a seasoned and strategic perspective rooted in his role as a board member of various public and private companies in the Internet and technology sectors, as well as his experience as a former member of the NYSE.

Board Recommendation

The Board Unanimously Recommends A Vote “For” Each Of The Two Director Nominees.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of our Board has selected PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”) as our independent registered public accounting firm for the fiscal year ending December 31, 2015, and has further directed that management submit the selection of PricewaterhouseCoopers as our independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. A representative of PricewaterhouseCoopers is expected to be present at the Annual Meeting, will have an opportunity to make a statement if he or she so desires and is expected to be available to respond to appropriate questions.

Stockholder ratification of the selection of PricewaterhouseCoopers as our independent registered public accounting firm is not required by our bylaws or other applicable legal requirements. However, the Board is submitting the selection of PricewaterhouseCoopers to our stockholders for ratification as a matter of good corporate practice. If stockholders fail to ratify the appointment, the audit committee will reconsider whether or not to retain that firm. Even if the appointment is ratified, the audit committee in its discretion may direct the appointment of a different independent accounting firm at any time during the year if the audit committee determines that such a change would be in the best interests of Rightside and Rightside’s stockholders.

Principal Accounting Fees and Services

The following table presents fees billed to us by PricewaterhouseCoopers for professional services rendered from August 1, 2014 (the date of the Separation) to December 31, 2014.  Prior to the Separation, our former parent company, Demand Media paid for all principal accounting fees and services.

Type of Fees	Fiscal 2014
Audit Fees(1)	$413,581
Audit‑Related Fees	—
Tax Fees(2)	1,879
All Other Fees(3)	1,800
Total	$417,260

(1)

Includes the aggregate fees since the Separation for services provided in connection with the audit of our annual consolidated financial statements, the review of our quarterly consolidated financial statements, and audit services that are normally provided by PricewaterhouseCoopers in connection with statutory or regulatory filings or engagements for those fiscal years, such as statutory audits.

(2)	Includes fees for tax compliance, tax advice and tax planning.
(3)	Includes fees associated with our access to PricewaterhouseCoopers’ online research tool.

Pre-Approval Policies and Procedures

Our audit committee pre-approves all audit and non-audit services provided by our independent registered public accounting firm.  The audit committee may delegate authority to one or more of the members of the audit committee to provide such pre-approvals for audit or non-audit services.  This policy is set forth in our audit committee’s charter, which is available at http:// rightside.co/investors.

Auditor Independence

The audit committee has determined that the rendering of services other than audit services by PricewaterhouseCoopers is compatible with maintaining the principal accountant’s independence.

Board Recommendation

The Board Unanimously Recommends a Vote “For” the Ratification of  the Appointment of PricewaterhouseCoopers LLP as  our Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2015.

AUDIT COMMITTEE REPORT

The following report of the audit committee shall not be deemed to be “soliciting material” or to otherwise be considered “filed” with the SEC, and such information shall not be incorporated by reference into any filing under the Securities Act or the Exchange Act except to the extent that the Company specifically incorporates such information by reference in such filing.

The audit committee consists of three directors, each of whom, in the judgment of the Board, is an “independent director” as defined in the listing standards for The Nasdaq Stock Market.  The audit committee acts pursuant to a written charter that has been adopted by the Board.  The audit committee charter is available at http:// rightside.co/investors.

On behalf of the Board, the audit committee oversees the Company’s financial reporting process and its internal controls over financial reporting, areas for which management has the primary responsibility. PricewaterhouseCoopers, the independent registered public accounting firm (the “Auditors”), is responsible for expressing an opinion as to the conformity of the audited financial statements with accounting principles generally accepted in the United States of America. In fulfilling its oversight responsibilities, the audit committee has reviewed and discussed with management and the Auditors the audited financial statements and the quarterly unaudited financial statements of the Company for the fiscal year ended December 31, 2014, matters relating to the Company’s internal controls over financial reporting, and the processes that support certification of the financial statements by the Company’s chief executive officer and chief financial officer.

The audit committee discussed with the Auditors the overall scope and plans for the annual audit. The audit committee meets with the Auditors, with and without management present, to discuss the results of their examinations, their consideration of the Company’s internal controls in connection with their audit, and the overall quality of the Company’s financial reporting. The audit committee reviewed with the Auditors their judgments as to the quality and acceptability of the Company’s accounting principles and such other matters as are required to be discussed with the audit committee under generally accepted auditing standards.  The audit committee has discussed and reviewed with the Auditors all matters required to be discussed by Public Company Accounting Oversight Board (PCAOB) Auditing Standard No. 16, Communications with Audit Committees.

The audit committee has received the written disclosures and the letter from the Auditors required by applicable requirements of the PCAOB regarding the Auditors’ communications with the audit committee concerning independence, and has discussed with the Auditors the Auditors’ independence. Based on the review and discussions referred to above, the audit committee recommended to the Board that the audited financial statements for the year ended December 31, 2014 be included in our annual report on Form 10-K for 2014 for filing with the SEC.

The audit committee has also selected PricewaterhouseCoopers as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015.  The Board is recommending that shareholders ratify this selection at the Annual Meeting.

Members of the Audit Committee

James R. Quandt, Chairperson
Robert J. Majteles
Richard C. Spalding

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Information Regarding the Continuing Directors

Set forth below is information as of the record date regarding each director continuing in office. There are no family relationships among any of our directors or executive officers.  See the sections of this proxy statement captioned “Corporate Governance” and “Director Compensation” for additional information regarding the Board.

				Current Term
Continuing Directors	Class	Age	Position	Expires
David E. Panos	II	52	Director, Chairman	2016
Richard C. Spalding (1)(2)	II	64	Director	2016
Diane M. Irvine (2)(3)	III	56	Director	2017
Robert J. Majteles (1)(2)(3)	III	50	Director	2017
Taryn J. Naidu	III	37	Director, Chief Executive Officer	2017

(1)	Member of the audit committee.
(2)	Member of the nominating and corporate governance committee.
(3)	Member of the compensation committee.

Directors Continuing in Office until the 2016 Annual Meeting of Stockholders

David E. Panos has served as a director of Rightside since August 2014, and is the chairman of the Board.  Between 2008 and December 2013, Mr. Panos served in senior roles with Demand Media, including executive vice president, emerging markets, chief strategy officer and chief marketing officer. From December 2013 until the Separation, Mr. Panos served as a consultant to Demand Media. Mr. Panos played integral roles in our strategy to acquire gTLD registry operator rights in ICANN’s New gTLD Program, as well as to establish and implement business operations to support our domestic and international registry operations. In April 2015, Mr. Panos joined the board of directors of iPass Inc., which provides global enterprises and telecommunications carriers with cloud-based mobility management and Wi-Fi connectivity services (“iPass”), and currently serves on its audit committee. An entrepreneur with more than 20 years of early stage software company experience, Mr. Panos co-founded and previously served as chief executive officer of Pluck Corporation, a white label social media integrated community platform, from 2003 until acquired in 2008 by Demand Media. Prior to this, Mr. Panos was a venture partner at Austin Ventures from 2001 to 2003, and he served as vice president of marketing and new business development at DataBeam Corporation, a realtime communications software company, from 1992 to 1999, before its sale to IBM’s Lotus Development Corporation. Mr. Panos currently serves on the Nicaragua Resource Network, a 501(c)(3) corporation. He holds an M.B.A. from the Harvard Business School and is a Phi Beta Kappa graduate of Furman University with a B.A. in political science. Mr. Panos’ strong leadership, entrepreneurial and managerial skills combined with broad industry knowledge enable him to provide essential strategic and corporate governance leadership to our management team and Board.

Richard C. Spalding has served as a director of Rightside since August 2014 and, since 2003, has been the managing director at Kearny Venture Partners, which focuses on life science and drug sector investments. From 2000 to 2003, Mr. Spalding was a general partner at ABS Ventures, investing in emerging companies in the healthcare sector. From 1997 to 1999, Mr. Spalding served as a vice president and the chief financial officer at Portal Software, a software company for online billing services, where Mr. Spalding’s responsibilities included working on corporate financing and legal and financial reporting. Prior to that, Mr. Spalding served as the chief financial officer at Fusion Medical Technologies, a medical device company, and was responsible for all aspects of the company’s initial public offering. Between 1991 and 1996, Mr. Spalding was with Alex, Brown and Sons, an investment bank to emerging growth companies, which he joined after 14 years at Brobeck, Phleger & Harrison LLP, acting as general counsel for initial public offerings, mergers and acquisitions, and corporate governance matters. Mr. Spalding has served on the board of directors of Auilix Biopharma, Inc., a biopharmaceutical company, 3D Systems Corporation, an integrated solutions 3D printing company, Emphasys Medical, Inc., a medical technology company, CBCA, Inc., a web-based health benefits services administrator, and SpinalMotion, Inc., a medical device company. Mr. Spalding has also served as an observer to the boards of directors of RoxRo Pharma, Aspreva Pharmaceuticals, Align Technologies, and Kai Pharmaceuticals. Mr. Spalding received a J.D. from Columbia Law School and an A.B. from Harvard College. Mr. Spalding’s considerable expertise as a venture capitalist investing in and advising companies, as well as his management experience, provide unique and indispensable knowledge and direction to our management team and Board.

Directors Continuing in Office until the 2017 Annual Meeting of Stockholders

Diane M. Irvine has served as a director of Rightside since August 2014.  Ms. Irvine served as chief executive officer of Blue Nile, Inc. (“Blue Nile”), an online retailer of diamonds and fine jewelry, from February 2008 until November 2011.  Ms. Irvine was also president of Blue Nile from February 2007 until November 2011, and served as chief financial officer from December 1999 to September 2007.  Prior to that, she served as chief financial officer of Plum Creek Timber Company, a timberland management and wood products company. Ms. Irvine was previously a partner with Coopers and Lybrand. Ms. Irvine currently serves on the boards of directors for the following public companies: XO Group Inc., a consumer Internet and media company, since November 2014; Yelp Inc., an online platform for local business reviews, since November 2011; and CafePress Inc., an online retailer, since May 2012.  Ms. Irvine previously served on the boards of directors for Ebates Inc. from November 2013 until its acquisition by Rakuten, Inc. in October 2014, Blue Nile from May 2001 until November 2011, Ticketmaster Entertainment, Inc. from August 2008 to January 2010 and Davidson Companies from January 1998 to January 2009. She holds a B.S. in accounting from Illinois State University and an M.S. in taxation from Golden Gate University.  Ms. Irvine brings to the Board valuable insight with her experience in internet-related and e-commerce industries and as a public company executive.

Robert J. Majteles has served as a director of Rightside since August 2014.  Mr. Majteles is the managing member of Treehouse Capital LLC (“Treehouse”), an investment firm he launched in 2000. Mr. Majteles serves as an active and involved board member for the companies in Treehouse’s portfolio, an operating partner with Oak Investment Partners, a venture capital firm, and an advisory partner with Connective Capital, a hedge fund. Prior to launching Treehouse, Mr. Majteles was the chief executive officer of three technology companies, including one which was publicly traded. Mr. Majteles has also served as a board member of, and an investor in, many public and private technology companies. In addition, Mr. Majteles has also been an investment banker and a mergers and acquisitions attorney. Since 2006, Mr. Majteles has served on the board of directors of U.S. Auto Parts Network, Inc., an e-commerce company focused on auto parts, and currently serves as its chairman. Since 2009, Mr. Majteles has served on the board of directors of iPass, and currently serves as the chairman of its audit committee, and nominating and corporate governance committee. During the past five years, Mr. Majteles has also served on the board of directors at Rovi Corporation (formerly Macrovision), a digital entertainment technology company; Unify Corporation, a business software and services company; Adept Technology, Inc., a robotics systems and services company; Comarco, Inc., a company focused on the design and manufacture of mobile power devices; Phoenix Technologies, a core systems software company; Merriman Holdings, Inc. (formerly Merriman, Curhan & Ford Group, Inc.), an investment banking firm; and WorldHeart Corporation, a medical device company. Mr. Majteles holds a J.D. from Stanford University and a B.A from Columbia University. Mr. Majteles provides valuable advice and guidance to our management team and Board with his experience in leading companies and prior and current service on multiple boards of directors of innovative technology companies.

Taryn J. Naidu has served as a director of Rightside since December 2013, and is our chief executive officer.  Prior to the Separation, Mr. Naidu was the executive vice president, domain services of Demand Media’s registrar business, which included eNom and Name.com, a position he held since April 2011. Prior to April 2011, Mr. Naidu served as Demand Media’s executive vice president, registrar services and senior vice president, registrar services, and served as a consultant to eNom from 2006 until he was appointed senior vice president in 2007. Since 2011, Mr. Naidu has led the registry team establishing our strategy for acquiring gTLD registry operator rights in ICANN’s New gTLD Program, building our technology platform to support our operated gTLDs and our back-end registry customers and establishing and implementing domestic and international business operations to support our registry operations. Prior to joining Demand Media, Mr. Naidu worked at Momentous Corporation, a Canadian domain name marketing services group, from 2002 to 2006, where he held various roles including chief executive officer, and president of Pool.com, a domain name auction company. Mr. Naidu holds a B.Sc. in computer science, with a minor in mathematics from the

University of Regina. Mr. Naidu brings to our Board leadership, management and strategic business experience as our chief executive officer and his extensive background in the domain name services industry.

Corporate Governance

Our Board has adopted corporate governance guidelines to set forth a framework for its overall governance practices. These guidelines can be found in the corporate governance section of our investor relations website at http:// rightside.co/investors. In addition, these guidelines are available in print to any stockholder who requests a copy. Please direct all requests to our Corporate Secretary, Rightside Group, Ltd., 5808 Lake Washington Blvd, Suite 300, Kirkland, Washington 98033.

Board Leadership Structure

In accordance with our bylaws, our Board appoints our officers, including our chief executive officer. Mr. Panos serves as the chairman of the Board, and Mr. Naidu serves as chief executive officer and Board member of Rightside.  The roles of chief executive officer and chairman are currently separated in recognition of the differences between the two roles.  However, our Board does not have a formal policy on whether the role of the chairman and chief executive officer should be separate and, when separate, whether the chairman should be selected from the non-employee directors or be an employee and if it is to be combined, whether a lead independent director should be selected.

Currently, our Board has four independent members and three non-independent members. A number of our independent board members are currently serving or have served as members of senior management of other public companies and have served as directors of other public companies. We have three standing board committees comprised solely of directors who are considered independent under NASDAQ and SEC standards. We believe that the number of independent and experienced directors that make up our Board benefits us and our stockholders.

Risk Oversight

Our Board is primarily responsible for overseeing our risk management processes. Our Board, as a whole, determines the appropriate level of risk for our Company, assesses the specific risks that we face and reviews management’s strategies for adequately mitigating and managing the identified risks. Although our Board administers this risk management oversight function, our audit committee, nominating and corporate governance committee and compensation committee support our Board in discharging its oversight duties and address risks inherent in their respective areas. We believe this division of responsibilities is an effective approach for addressing the risks we face and that our Board leadership structure supports this approach.

In particular, the audit committee is responsible for considering and discussing our significant accounting and financial risk exposures and the actions management has taken to control and monitor these exposures, and the nominating and corporate governance committee is responsible for considering and discussing our significant corporate governance risk exposures and the actions management has taken to control and monitor these exposures. As needed and when requested, the audit committee and the nominating and corporate governance committee receive reports from management regarding such risks.

Our compensation committee, with input from our management, assists our Board in reviewing and assessing whether any of our compensation policies and programs could potentially encourage excessive risk-taking. In considering our employee compensation policies and practices, the compensation committee reviews, in depth, our policies related to payment of salaries and wages, commissions, benefits, bonuses, stock-based compensation and other compensation-related practices and considers the relationship between risk management policies and practices, corporate strategy and compensation. A primary focus of our compensation program is to incentivize and reward the building of our registry business, and growth in adjusted EBITDA, among other metrics. We believe these metrics are positive indicators of our operating results and potential for long-term growth and shareholder value creation. We therefore believe that our compensation program does not create risks that are reasonably likely to have a material adverse effect on the Company.

While the Board oversees our risk management, company management is responsible for day-to-day risk management processes. Our Board expects company management to consider risk and risk management in each business decision, to proactively develop and monitor risk management strategies and processes for day-to-day activities and to effectively implement risk management strategies adopted by the audit committee and the Board. Our Board believes its administration of its risk oversight function has not affected the Board’s leadership structure.

Director Independence

Our Board has undertaken a review of the independence of each of the current directors. Based on information provided by each director concerning his or her background, employment and affiliations, our Board has determined that Messrs. Majteles, Quandt and Spalding, and Ms. Irvine do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as defined under the applicable rules and regulations of the SEC and the listing requirements and rules of NASDAQ.  In making these determinations, our Board considered the current and prior relationships that each non-employee director has with Rightside and all other facts and circumstances our Board deemed relevant in determining their independence.

Board Meetings

Our Board held two meetings and acted by written consent six times during 2014, five of which consents were conducted prior to the Separation. During 2014, each Board member attended 75% or more of the aggregate of the meetings of the Board and the committees of which he or she was a member.  Except in unusual circumstances, the chairman of the Board, or his designee, determines the order of business and the procedure at each meeting, including the regulation of the manner of voting and the conduct of business. During regularly convened quarterly board meetings, the Board usually spends a portion of such meetings in executive session without management or other employees present.

We encourage all of our directors and nominees for director to attend our annual meetings of stockholders; however, attendance is not mandatory.

Board Committees

Our Board maintains a standing audit committee, nominating and corporate governance committee and compensation committee. Each committee operates under a written charter that satisfies the applicable standards of the SEC and NASDAQ. The charter of each of these committees is available in the corporate governance section on the investor relations page of our website at http:// rightside.co/investors.  These committee charters are also available in print to any stockholder who requests a copy. Please direct all requests to our Corporate Secretary, Rightside Group, Ltd., 5808 Lake Washington Blvd, Suite 300, Kirkland, Washington 98033. The membership of our standing Board committees as of the record date is as follows:

Nominating
and Corporate
Director	Audit	Governance	Compensation
James R. Quandt	C		**
Robert J. Majteles	**	C	**
Diane M. Irvine		**	C
Richard C. Spalding	**	**
“C”	Chairperson
**	Member

Audit Committee

Our audit committee consists of Messrs. Majteles, Quandt and Spalding, each of whom satisfies the independence requirements under the NASDAQ listing standards and Rule 10A-3 of the Exchange Act.  The chair of our audit committee is Mr. Quandt.  Our Board has determined that each member of our audit committee has the requisite financial expertise required under the applicable requirements of NASDAQ. Our Board has also determined that Mr. Quandt is an audit committee “financial expert,” as that term is defined by the applicable rules of the SEC, and has the requisite financial sophistication as defined under the applicable rules and regulations of NASDAQ. The audit committee met four times and acted by written consent two times during 2014.

The primary functions of this committee include:

•	reviewing and pre-approving the engagement of our independent registered public accounting firm to perform audit services and any permissible non-audit services;
•	evaluating the performance of our independent registered public accounting firm and deciding whether to retain their services;
•

reviewing our annual and quarterly financial statements and reports and discussing the statements and reports with our independent registered public accounting firm and management, including a review of disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”;

•	considering and approving or disapproving of all related party transactions;
•	conducting annual review and assessment of the adequacy of its charter; and
•	establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee consists of Ms. Irvine, and Messrs. Majteles and Spalding, each of whom our Board has determined to be independent under NASDAQ listing standards.    The chair of our nominating and corporate governance committee is Mr. Majteles.  The nominating and corporate governance committee met once during 2014.

The primary functions of this committee include:

•	overseeing the annual self-evaluations of the Board and management;
•	developing and recommending to the Board policies and procedures in considering director nominees, including nominees recommended by stockholders;
•	identifying qualified individuals to become members of the Board; and
•	conducting periodic review and assessment of the adequacy of the Corporate Governance Guidelines and its charter.

When recommending persons to be selected by the Board as nominees for election as directors, the committee considers such factors as the individual’s personal and professional integrity, ethics and values, experience in corporate management, experience in the Company’s industry, experience as a board member of another publicly held company, academic expertise in an area of the Company’s operations and practical and mature business judgment. In addition, the nominating and corporate governance committee considers diversity of relevant experience, expertise and background in identifying nominees for directors. When formulating its Board membership recommendations, the nominating and corporate governance committee will also consider advice and recommendations offered by our chief executive officer or our stockholders. The nominating and corporate governance committee may delegate any or all of its responsibilities to a subcommittee, but only to the extent consistent with the Company’s amended and restated certificate of incorporation (“certificate of incorporation”), bylaws, corporate governance guidelines, NASDAQ rules and other applicable law.

The nominating and corporate governance committee will consider director candidates recommended by stockholders. As set forth in our bylaws, submissions must include, among other things, (1) the name and address of the proposed nominee; (2) the class or series and number of shares that are, directly or indirectly, owned of record or beneficially owned by such proposed nominee; (3) information regarding the proposed nominee that is required to be disclosed in a proxy statement or other filings in a contested election pursuant to Section 14(a) under the Exchange Act; (4) a description of all direct and indirect compensation and other material monetary agreements during the past three years between the nominating person and the proposed nominee; and (5) a completed and signed questionnaire, representation and agreement of the proposed nominee. Our bylaws also specify further requirements as to the form and content of a stockholder’s notice. We recommend that any stockholder wishing to nominate a director review a copy of our bylaws, which is available, without charge, from our Corporate Secretary, Rightside Group, Ltd., 5808 Lake Washington Blvd, Suite 300, Kirkland, Washington 98033.

The nominating and corporate governance committee did not receive any director recommendations from a stockholder for consideration at the 2015 Annual Meeting.

Compensation Committee

Our compensation committee consists of Ms. Irvine, and Messrs. Majteles and Quandt, each of whom our Board has determined to be (i) independent under the NASDAQ listing standards and the rules and regulations of the SEC; (ii) a  “non-employee director” as defined in Rule 16b-3 of the Exchange Act; and (iii) an “outside director” as that term is defined in Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”).  The chair of our compensation committee is Ms. Irvine.  The compensation committee met two times and acted once by written consent during 2014.

From time to time, management and other employees, as well as outside advisors or consultants may be invited by the compensation committee to make presentations, provide financial or other information or advice or otherwise participate in the meetings.  The chief executive officer may not participate in, or be present during, any deliberations or determinations of the compensation committee regarding his compensation.

The compensation committee has the authority to obtain, at the expense of the Company, advice and assistance from internal and external legal, accounting or other advisors and other external resources that the compensation committee considers necessary or appropriate in the performance of its duties.  The compensation committee has direct responsibility for oversight of the work of any advisors engaged for the purpose of advising the compensation committee.  In 2014, the compensation committee retained Compensia, Inc., a compensation consultant, to provide it with information, recommendations and other advice relating to executive compensation.  Compensia assisted in developing a group of peer companies to help us determine the appropriate level of overall compensation for our executive officers, as well as assess each separate element of compensation, with the goal of ensuring that the compensation that we offer to our executive officers is competitive and fair.

The primary functions of this committee include:

•	determining the compensation and other terms of employment of our chief executive officer and our other executive officers;
•	reviewing and recommending to our Board the compensation of our directors;
•	reviewing and approving or making recommendations to the Board regarding incentive compensation and equity-based plans and arrangements; and
•	conducting periodic review and assessment of the adequacy of its charter.

Compensation Committee Interlocks and Insider Participation

From August 1, 2014 through August 24, 2014, the members of our compensation committee were Messrs. Majteles, Quandt and Spalding.  Since August 25, 2014, the members of our compensation committee are Ms. Irvine and

Messrs. Majteles and Quandt.  None of the foregoing members of our compensation committee currently serves, or in the past year has served, as an officer or employee of Rightside.  None of our executive officers currently serves, or in the past year has served, as a member of the board or compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of any entity that has one or more executive officers serving on our Board or compensation committee.

Communication with the Board

Stockholders may contact our Board as a group or any individual director by sending a letter to the following address:  Board of Directors – Rightside Group, Ltd., Attn: General Counsel, 5808 Lake Washington Blvd, Suite 300, Kirkland, Washington 98033. Our General Counsel will submit all correspondence to the chairman or any director to whom the correspondence is directed.

Code of Business Conduct and Ethics

Our Board has adopted a code of business conduct and ethics that applies to all of our employees, executive officers and directors. Our code of business conduct and ethics can be found in the corporate governance section on the investor relations page of our website at http:// rightside.co/investors.  In addition, our code of business conduct and ethics is available in print to any stockholder who requests a copy. Please direct all requests to our Corporate Secretary, Rightside Group, Ltd., 5808 Lake Washington Blvd, Suite 300, Kirkland, Washington 98033.

DIRECTOR COMPENSATION

Effective as of August 25, 2014, we maintain a compensation program for non-employee directors, or outside directors. The outside director compensation program is intended to fairly compensate each outside director with cash and equity compensation for the time and effort necessary to serve as a member of our Board.  In lieu of receiving compensation under the director compensation program, Mr. Panos is compensated pursuant to the Non-Executive Chairman Agreement, described below under “Non-Executive Chairman Compensation.”

Cash Compensation

Under the director compensation program, each outside director, other than Mr. Panos, is entitled to receive an annual cash retainer of $30,000 for his or her services, payable in quarterly installments in arrears in conjunction with quarterly meetings of our Board. In addition, each outside director that serves as the chair of the audit committee, compensation committee or nominating and corporate governance committee is entitled to receive an additional annual cash retainer of $12,500, $7,500 and $6,000, respectively. Outside directors that serve as non-chair members of the audit committee, compensation committee or nominating and corporate governance committee are entitled to receive additional annual cash retainers of $7,000, $4,000 or $3,000, respectively.

Equity Compensation

Pursuant to the director compensation program, each outside director is entitled to receive a one-time RSU award covering a number of shares of our common stock equal to $125,000, divided by the closing price of our common stock on the grant date, upon the outside director’s initial election to the Board. In addition, on the date of each annual stockholder meeting, any outside director who will continue in service following such meeting is entitled to receive an annual RSU award covering a number of shares of our common stock equal to $70,000, divided by the closing price of our common stock on the grant date.  The RSU awards granted to the outside directors vest in 12 substantially equal quarterly installments commencing on the three-month anniversary of the grant date, subject to continued service on our Board.

Equity Compensation for Board Service Prior to the Separation

In recognition of their service to the Board on an advisory basis prior to the Separation, each of Messrs. Majteles, Panos, and Spalding received a one-time grant on August 25, 2015 of an RSU award covering 1,899 shares of common stock.  The RSU award was fully vested on the grant date.

Non-Executive Chairman Compensation

Pursuant to the Non-Executive Chairman Agreement, as amended, Mr. Panos has agreed to serve for a term ending on the earlier of (1) Rightside’s 2016 annual stockholder meeting and (2) the date on which Mr. Panos ceases to serve as chairman of our Board.  Mr. Panos receives $200,000 in annual cash compensation, in lieu of director cash retainer/fees and other cash compensation paid to other non-employee directors, payable in substantially equal installments on the same schedule as annual fees are paid to our non-employee directors (and pro-rated for any partial service period).

Pursuant to the Non-Executive Chairman Agreement, on August 25, 2014, Mr. Panos received an RSU award covering a number of shares of our common stock equal to $250,000, divided by the closing price of our common stock on the grant date (the “Panos RSU Award”). The Panos RSU Award will vest, subject to Mr. Panos’ continued service, over a three-year period as to 1/12th of the RSUs on each three-month anniversary of the grant date. In addition, the Panos RSU Award will accelerate and vest in full in the event Mr. Panos is not re-elected as a Class II director at the 2016 annual stockholder meeting, or a change in control of our company. Following the first anniversary of the Separation, Mr. Panos is eligible to receive annual equity awards consistent with annual equity awards granted to other non-employee directors.

Director Compensation Table

The following table sets forth information concerning the compensation earned by or paid to each of our non-employee directors during the year ended December 31, 2014.  Mr. Naidu received no additional compensation for his service as a director.  Mr. Naidu’s compensation is discussed under the caption “Executive Compensation.”  We reimburse our directors for expenses associated with attending Board and committee meetings.

	Fees Earned or		Stock	All Other
Name	Paid in Cash($)		Awards($)(1)	Compensation ($)		Total($)
Shawn J. Colo (2)	10,565		124,993	—		135,558
Diane M. Irvine (3)	14,262		124,993	—		139,255
Robert J. Majteles (4)	19,809		148,085	—		167,894
David E. Panos	83,335	(5)	273,089	87,500	(8)	443,924
James R. Quandt (6)	19,569		124,993	—		144,562
Richard C. Spalding (7)	16,925		148,085	—		165,010

(1)

Amounts reflect the aggregate grant date fair value of restricted stock units (“RSUs”), computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named individual. Information regarding the assumptions used to calculate the value of all RSU awards made to directors is provided in Note 12 to our audited consolidated financial statements included in our Annual Report on Form 10-K filed with the SEC on March 23, 2015. There can be no assurance that awards will vest (and if the awards do not vest, no value will be realized by the individual), or that the value upon vesting will approximate the aggregate grant date fair value determined under ASC Topic 718.

(2)

Fees earned consist of $10,565 annual cash retainer earned as a non-employee director. Mr. Colo was granted 10,279 RSUs and as of December 31, 2014, 9,423 RSUs remained outstanding. As of December 31, 2014, Mr. Colo also held 12,229 RSUs and 26,059 unexercised stock options, which were originally granted by Demand Media and converted to Rightside equity in connection with the Separation. As of February 20, 2015, 10,437 RSUs expired following Mr. Colo’s departure from Demand Media, and as of March 22, 2015, 21,317 shares subject to stock options expired upon expiration of the exercise period following Mr. Colo’s departure from Demand Media on February 20, 2015.  If unexercised by May 21, 2015, the remaining 4,742 shares subject to stock options will expire.

(3)

Fees earned consist of $10,565 annual cash retainer earned as a non-employee director, $2,641 earned for serving as the chair of the compensation committee, and $1,056 earned for serving as a non-chair member of the nominating and corporate governance committee. Ms. Irvine was granted 10,279 RSUs  and as of December 31, 2014, Ms. Irvine held 9,423 unvested RSUs.

(4)

Fees earned consist of $12,500 annual cash retainer earned as a non-employee director, $2,500 earned for serving as the chair of the nominating and corporate governance committee, $484 earned for serving as the chair of the compensation committee from August 1 to August 24, 2014, $1,409 earned as a non-chair member of the compensation committee from August 1, 2014 through December 31, 2014, and $2,917 earned as a non-chair member of the audit committee. Mr. Majteles was granted 12,178 RSUs and as of December 31, 2014, Mr. Majteles held 9,423 unvested RSUs.

(5)	Fees earned pursuant to Non-Executive Chairman Agreement. As of December 31, 2014, Mr. Panos held 18,846 unvested RSUs.
(6)

Fees earned consist of $12,500 annual cash retainer earned as a non-employee director, $5,208 earned for serving as the chair of the audit committee, $1,667 earned for serving as a non-chair member of the compensation committee, and $194 earned for serving as a member of the nominating and corporate governance committee from August 1, 2014 to August 24, 2014.  Mr. Quandt was granted 10,279 RSUs and as of December 31, 2014, 9,423 RSUs remained outstanding.  Mr. Quandt also holds 1,016 RSUs and 9,350 unexercised stock options, which were originally granted by Demand Media and converted to Rightside equity in connection with the Separation.

(7)

Fees earned consist of $12,500 annual cash retainer earned as a non-employee director, $2,917 earned for serving as a non-chair member of the audit committee, $258 earned for serving as a non-chair member of the compensation committee from August 1, 2014 to August 24, 2014, and $1,250 earned for serving as a non-chair member of the nominating and corporate governance committee.  Mr. Spalding was granted 12,178 RSUs  and of December 31, 2014, Mr. Spalding held 9,423 unvested RSUs.

(8)	Fees paid by Demand Media pursuant to consulting agreement, as superseded and replaced by Non-Executive Chairman Agreement on January 9, 2014.

EXECUTIVE OFFICERS

Set forth below is information regarding each of our executive officers as of April 24, 2015.

Name	Age	Position
Taryn J. Naidu	37	Director and Chief Executive Officer
Tracy Knox	43	Chief Financial Officer
Rick Danis	45	General Counsel
Wayne M. MacLaurin	47	Chief Technology Officer

Taryn J. Naidu is our chief executive officer and a member of our Board.  Please see Mr. Naidu’s biography under the caption “Board of Directors and Corporate Governance.”

Tracy Knox has served as our chief financial officer since August 2014 and joined Rightside’s business in January 2014 as the chief financial officer of Rightside Operating Co., a subsidiary of Demand Media that became a subsidiary of Rightside upon the Separation. From March 2013 to January 2014, Ms. Knox served as chief financial officer for A Place for Mom, Inc., a private equity backed company, where she oversaw the company’s operating and capital plans. From September 2011 to March 2013, Ms. Knox served as chief financial officer at UIEvolution.com, a mobile software products and services producer. From May 2008 until August 2011, Ms. Knox was the chief finance officer of Drugstore.com, an online retailer and a public company until its sale to Walgreen Co. in 2011. From 2003 to 2008, Ms. Knox also served in various financial leadership roles with Drugstore.com. Prior to Drugstore.com, Ms. Knox held senior financial leadership roles at Western Wireless International, Freeinternet.com, and PricewaterhouseCoopers. Ms. Knox received a B.S. in business from Indiana University and an M.B.A. from the University of Washington.

Rick Danis has served as our general counsel since August 2014.  From April 2013 to the Separation, Mr. Danis served as Demand Media’s senior vice president, assistant general counsel. From 2009 to April 2013, Mr. Danis served as vice president, assistant general counsel and vice president, business & legal affairs at Demand Media. Prior to joining Demand Media, Mr. Danis held senior positions in the legal departments of Nokia Corporation, a global leader in mobile communications, from 2008 to 2009, Yahoo! Inc., a leading Internet portal and online media company, from 1999 to 2008, and was assistant general counsel at broadcast.com, an Internet streaming media company, prior to its acquisition by Yahoo! in 1999. Mr. Danis holds a J.D. from the DePaul University College of Law and a B.B.A in accounting, cum laude, from Ohio University.

Wayne M. MacLaurin has served as our chief technology officer since August 2014. From April 2013 to the Separation, Mr. MacLaurin served as senior vice president, technology for Demand Media’s domain name services business. Prior to joining Demand Media, Mr. MacLaurin served as chief technology officer at Sedari, a consulting firm focused on ICANN’s New gTLD Program, and as the executive director of the Domain Name System Operations, Analysis and Research Center (DNS-OARC), a non-profit organization seeking to improve the Internet’s domain name system infrastructure, from April 2010 to September 2012. From 2007 to 2010, Mr. MacLaurin was a consultant to the Canadian Internet Registration Authority (CIRA), director of Internet services at Distributel Communications, Ltd., an Internet services provider, and a consultant to Minto Group Inc., a real estate builder and developer. From 2001 to 2006, Mr. MacLaurin served as chief technology officer and vice president of Momentous Corporation, a Canadian domain name marketing services group. While with Momentous, he was actively involved with both Namescout.com, a large ICANN accredited registrar, and Pool.com, a key player in the secondary domain name market. Mr. MacLaurin holds a B.Sc. in electrical engineering from the University of Ottawa and is a member of the Professional Engineers of Ontario.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information concerning the compensation of our named executive officers for the fiscal years ended December 31, 2014, and 2013.

							Non‑‑Equity
							Incentive Plan		All Other
		Salary			Stock Awards		Compensation		Compensation
Name and Principal Position(1)	Year	($) (2)	Bonus($)		($)(3)(4)		($)		($)(5)	Total($)
Taryn J. Naidu	2014	309,583	—		2,363,942	(6)	46,500	(7)	13,297	2,733,322
Director and Chief Executive Officer	2013	258,969	—		415,026		51,800	(8)	12,793	738,588
Tracy Knox(9)	2014	290,128	100,000	(10)	1,277,268	(6)	37,500	(7)	9,206	1,714,102
Chief Financial Officer	2013	—	—		—		—		—	—
Rick Danis	2014	232,458	—		516,719	(6)	15,000	(7)	10,332	774,509
General Counsel	2013	213,750	—		356,877		34,000	(8)	10,195	614,822
Wayne M. MacLaurin	2014	229,792	—		659,120	(6)	18,600	(7)	5,898	913,410
Chief Technology Officer	2013	167,027	—		133,801		34,000	(8)	78,363	413,191

(1)	Positions reflect positions with Rightside, and not positions with Demand Media prior to the Separation.
(2)	Amounts included reflect salary paid by Demand Media for 2013, and from January 1, 2014 through July 31, 2014, and salary by Rightside from August 1, 2014 through December 31, 2014.
(3)

Amounts reflect the aggregate grant date fair value of restricted stock units (“RSUs”), computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named individual. Information regarding the assumptions used to calculate the value of all RSU awards made to directors is provided in Note 12 to our audited consolidated financial statements included in our Annual Report on Form 10-K filed with the SEC on March 23, 2015. There can be no assurance that awards will vest (and if the awards do not vest, no value will be realized by the individual), or that the value upon vesting will approximate the aggregate grant date fair value determined under ASC Topic 718.

(4)

Awards received by Messrs. Naidu, Danis and  MacLaurin reflect RSUs granted by Demand Media in 2013, and from January 1, 2014 through July 31, 2014, and RSUs granted by Rightside from and after August 1, 2014.  Awards received by Ms. Knox reflect RSUs granted by Rightside from and after August 1, 2014.  Demand Media RSU awards held by Rightside employees were converted into Rightside RSU awards covering a number of Rightside shares such that the pre-distribution value of the underlying Demand Media RSU award was approximately preserved.

(5)

Amounts under the “All Other Compensation” column consist, as applicable (as indicated in the following table), of company payments of premiums for supplemental medical and dental benefits, and premiums for life insurance and accidental death and dismemberment insurance, as well as reimbursement of relocation costs, and consulting fees paid to Mr. MacLaurin in 2013 before he was hired as a full-time employee of Demand Media.

		Supplemental
		Health	Insurance	401(k) Plan	Relocation	Consulting
Name	Year	Premiums($)	Premiums($)	Matching($)	Costs($)	Fee($)
Mr. Naidu	2014	3,587	960	8,750	—	—
	2013	3,071	972	8,750	—	—
Ms. Knox	2014	3,288	880	5,038	—	—
	2013	—	—	—	—	—
Mr. Danis	2014	3,587	936	5,809	—	—
	2013	2,303	930	6,962	—	—
Mr. MacLaurin	2014	3,587	936	1,375	—	—
	2013	1,280	387	1,375	25,000	50,321

(6)	Amounts include the equity portion earned by each named executive officer for services rendered in fiscal year 2014 and received under Rightside’s 2014 Annual Bonus Program described below.

(7)	Amounts include the cash portion earned by each named executive officer for services rendered in fiscal year 2014 and received under Rightside’s 2014 Annual Bonus Program described below.
(8)	Reflects the amount received under Demand Media’s 2013 annual cash incentive program.
(9)

Ms. Knox’s employment began on January 27, 2014 and until the Separation, Ms. Knox served as chief financial officer of Rightside Operating Co., a subsidiary of Demand Media that became a subsidiary of Rightside upon the Separation.  Ms. Knox began to serve as chief financial officer of Rightside upon the Separation.

(10)

Pursuant to Ms. Knox’s employment agreement, Ms. Knox received the first of two installments of a bonus payment, as described under the caption “Executive Compensation Arrangements and Potential Payments Upon Termination or Change in Control” below.

Narrative Disclosure to Summary Compensation Table

Base Salaries

Messrs. Naidu, Danis and MacLaurin received base salaries from Demand Media in 2013 to compensate them for services rendered to Demand Media. The salary payable to each named executive officer was intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities. On April 1, 2013, Mr. Naidu’s salary was increased from $240,875 to $265,000, and Mr. Danis’ salary was increased from $180,000, to $225,000. Mr. MacLaurin’s annualized 2013 salary was $220,000.

Ms. Knox’s employment began on January 27, 2014 and pursuant to her employment agreement, received a salary of $310,000. Upon the Separation, the salaries for Messrs. Naidu, Danis and MacLaurin were increased to $360,000, $235,000 and $235,000, respectively.  In November 2014, Mr. Naidu’s salary was increased to $375,000. Our Board and compensation committee determined that with the increases following the Separation, salaries of our named executive officers were commensurate with compensation in comparison to peer companies.

Demand Media Annual Cash Incentive Program

In 2013, Messrs. Naidu, Danis and MacLaurin participated in Demand Media’s 2013 annual cash incentive program. Determination of the Demand Media 2013 annual cash incentive payouts were based on the funding of Demand Media’s incentive award pool. For 2013, the incentive award pool was funded based on Demand Media’s achievement of pre-established targets of adjusted EBITDA, as calculated in accordance with the 2013 annual cash incentive program, before expense associated with the company-wide incentive award pool. The target cash incentive payout for Mr. Naidu and Mr. MacLaurin under Demand Media’s 2013 annual cash incentive program was 50% and 30%, respectively, of each executive’s salary paid in 2013. Mr. Danis’ target cash incentive payout was 25% of his salary paid from January 1, 2013 to March 31, 2013, and 30% of his salary paid from April 1, 2013 to December 31, 2013.

Demand Media Equity Compensation

In 2013 and prior to the Separation in 2014, Messrs. Naidu, Danis and MacLaurin participated in Demand Media’s equity compensation plan. In 2013, the Demand Media compensation committee granted RSUs to Messrs. Naidu, Danis and MacLaurin covering 50,000, 43,000 and 20,000 shares of Demand Media’s common stock, respectively. Mr. Naidu’s award vested as to 1/16th of the RSUs subject thereto on August 15, 2013, and continued to vest in 15 substantially equal installments quarterly thereafter. Mr. Danis’ awards of 15,000 and 28,000 RSUs each vested as to 1/16th of the RSUs subject thereto on August 15, 2013 and continued to vest in 15 substantially equal installments quarterly thereafter. Mr. MacLaurin’s award vested as to 1/4th of the RSUs subject thereto on July 29, 2014, and continued to vest in 12 substantially equal installments quarterly thereafter. In 2014, the Demand Media compensation committee granted RSUs to Messrs. Naidu, Danis and MacLaurin covering 7,500, 17,500, and 22,000 shares of Demand Media’s common stock, respectively.  Mr. Naidu’s RSU award vested in four substantially equal quarterly installments commencing on May 15, 2014.  Each of Mr. Danis’ and Mr. MacLaurin’s RSU award vested as to 1/16th of the RSUs subject thereto on May 15, 2014 and continued to vest in 15 substantially equal installments quarterly thereafter. Upon the Separation, unvested Demand Media RSU awards held by Rightside employees were adjusted to reflect the Separation through conversion into Rightside RSU awards subject to vesting schedules applicable to the original awards, subject to continued employment through the applicable vesting date.

Grants in Connection with the Separation

In connection with the Separation, each of the named executive officers received a one-time award of RSUs pursuant to their employment agreements.  Messrs. Naidu, Danis and MacLaurin received awards of 119,684, 24,671 and 16,447 RSUs, respectively, with 1/16th vested on November 25, 2014 and the balance continued to, and will continue to, vest in 15 substantially equal quarterly installments beginning on February 15, 2015 subject to their continued employment. Ms. Knox received an award of 92,065 RSUs; 1/4th vested on February 15, 2015 and the balance will continue to vest in 12 substantially equal installments on each three month anniversary thereafter subject to her continued employment.

Catch-Up Grants

Upon review of comparison and peer group data provided by Compensia, Inc., our compensation committee approved a one-time catch-up grant of RSU awards to each of the named executive officers.  Each catch-up grant vests in 16 substantially equal installments on each quarterly anniversary of the vesting commencement date. On November 3, 2014, Mr. Naidu received 86,947 RSUs and Ms. Knox received 7,895 RSUs.  On October 29, 2014, Mr. Danis received 10,684 RSUs and Mr. MacLaurin received 33,440 RSUs.

2014 Annual Bonus Program

Under Rightside’s annual bonus program, implemented under our Incentive Award Plan (the “Annual Bonus Program”), all of our employees, including the named executive officers, were eligible to receive incentive awards based on the achievement of individual and Company performance objectives established by our compensation committee.  Upon determination of each individual award to named executive officers, 30% of the award was paid in cash and 70% of the award was paid in RSUs, calculated based on the closing price of Rightside’s common stock on the grant date.  Awards of RSUs vest in four substantially equal installments commencing on May 15, 2015 and on each three month anniversary thereafter. Cash and equity bonuses are designed to incentivize our named executive officers to strive to attain Company and/or individual performance goals that further the interests of the Company and its stockholders. For 2014, the incentive award pool was awarded based on Rightside’s achievement of pre-established targets of adjusted EBITDA, before expense associated with the company-wide incentive award pool, as well as other company-performance objectives.

For Mr. Naidu, the target incentive payout was 50% of his salary paid from January 1, 2014 through July 31, 2014, 65% of his salary paid from August 1, 2014 through October 31, 2014, and 85% of his salary paid from November 1, 2014 through December 31, 2014. Ms. Knox’s target incentive payout was 55% of her salary from January 27, 2014 through December 31, 2014. The target cash incentive payout for Mr. Danis and Mr. MacLaurin under the 2014 Annual Bonus Program was 30% from January 1, 2014 through July 31, 2014, and 35% from August 1, 2014 through December 31, 2014, of each executive’s salary.  Awards under the Annual Bonus Program to all employees, including named executive officers, were paid in 2015 for performance in 2014.  Under the Annual Bonus Program, Mr. Naidu received $46,500 in cash and an award of 13,280 RSUs; Ms. Knox received $37,500 in cash and an award of 10,709 RSUs; Mr. Danis received $15,000 in cash and an award of 4,283 RSUs; and Mr. MacLaurin received $18,600 in cash and an award of 5,312 RSUs.

Other Elements of Compensation

Retirement Plans

In 2013, our employees, including Messrs. Naidu, Danis and MacLaurin, were eligible to participate in Demand Media’s 401(k) retirement savings plan. Under Demand Media’s 401(k) plan, eligible Demand Media employees could elect to contribute pre-tax amounts, up to a statutorily prescribed limit, to the 401(k) plan.

We established a defined contribution plan under Section 401(k) of the Internal Revenue Code (the “401(k) Plan”) covering all our full time employees who meet certain eligibility requirements. Our named executive officers are eligible to participate in the 401(k) plan on the same terms generally applicable to other full-time employees. Eligible employees may defer up to 90% of their pre-tax eligible compensation, up to the annual maximum allowed by the Internal Revenue Service. Effective January 1, 2013, we began matching a portion of the employee contributions under the 401(k) Plan up to a defined maximum. Our contributions to the 401(k) Plan were $0.2 million, and $0.1 million for the three months ended September 30, 2014 and 2013, and $0.5 million and $0.4 million for the nine months ended September 30, 2014 and 2013. We believe that providing a vehicle for tax-deferred retirement savings though our 401(k) plan, and making matching contributions, adds to the overall desirability of our executive compensation package and further incentivizes our employees, including our named executive officers, in accordance with our compensation policies.

Employee Benefits and Perquisites

Additional benefits available to our employees in 2013 and 2014 until the Separation provided by Demand Media, and from August 1, 2014 to December 31, 2014 provided by Rightside included medical, dental, and vision benefits, medical and dependent care flexible spending accounts, employee assistance program, short-term and long-term disability insurance, accidental death and dismemberment insurance and basic life insurance coverage. These benefits were provided to Messrs. Naidu, Danis and MacLaurin on the same general terms as they are provided to all of our full-time U.S. employees, with the exception of certain supplemental medical benefits under the Executive Medical Reimbursement Program (“EMRP”) provided to eligible executives, including each of Messrs. Naidu, Danis and MacLaurin in 2013 and 2014, and Ms. Knox in 2014. Under the EMRP, certain executives are eligible for reimbursement of certain medical expenses which would not otherwise be reimbursed to the executive.

Equity Compensation Plan Table

The following table provides certain information as of December 31, 2014, with respect to all of our equity compensation plans in effect on that date.

Number of
Securities
	Number of		Remaining
	Securities to be	Weighted	Available for
	Issued Upon	Average	Future
	Exercise of	Exercise Price	Issuance Under
	Outstanding	of Outstanding	Equity
	Options and	Options and	Compensation
Plan	Rights	Rights(2)	Plans
Equity compensation plans approved by stockholders(1)	1,491,902	$15.47	780,383
Equity compensation plans not approved by stockholders	0	$0	0
Total	1,491,902	15.47	780,383

(1)	Includes securities issuable under our 2014 Incentive Award Plan.
(2)	Excludes restricted stock unit awards because they have no exercise price.

Outstanding Equity Awards at 2014 Fiscal Year-End

The following table summarizes the number of shares of our common stock underlying outstanding equity incentive plan awards for certain named executive officers as of December 31, 2014. All RSU awards are subject to the named executive officer’s continued employment through the applicable vesting date and accelerated vesting under certain circumstances, as described under the caption “Executive Compensation Arrangements and Potential Payments Upon Termination or Change in Control” below.

Adjusted Demand Media Options. Immediately prior to the Separation, all unvested stock options of Demand Media were accelerated and became fully vested and exercisable. Upon the Separation, each option to purchase shares of common stock of Demand Media (“Demand Option”) was adjusted to reflect the distribution through conversion into an adjusted Demand Option and an option to purchase shares of our common stock (“Rightside Option”). The number of shares of our common stock and common stock of Demand Media subject to the new Rightside Option and the post-distribution Demand Option, respectively, as well as the exercise prices applicable to these options were determined based on the value of our common stock and Demand Media’s post-distribution common stock, respectively, in each case, relative to the value of Demand Media’s common stock prior to the Separation.

Adjusted Rightside RSU Awards.  Awards received prior to the Separation were granted by Demand Media.  Upon the Separation, Demand Media RSU awards held by Rightside employees, including the named executive officers, converted into Rightside RSU awards covering a number of Rightside shares such that the pre-distribution value of the underlying Demand Media RSU awards was approximately preserved.  Each adjusted RSU award retained its original vesting schedule.

			Option Awards(1)				Stock Awards(1)
			Number of	Number of
			Securities	Securities			Number of	Market Value
			Underlying	Underlying			Shares or	of Shares or
			Unexercised	Unexercised	Option	Option	Units of Stock	Units of Stock
			Options	Options	Exercise	Expiration	That Have Not	That Have Not
Name	Grant Date(2)		Exercisable	Unexercisable	Price($)	Date	Vested	Vested($)(3)
Taryn J. Naidu	11/3/2014	(4)	—	—	—	—	86,947	584,284
	8/25/2014	(5)	—	—	—	—	112,204	754,011
	3/17/2014	(6)	—	—	—	—	641	4,308
	4/5/2013	(7)	—	—	—	—	10,688	71,823
	4/19/2012	(8)	—	—	—	—	5,701	38,311
	5/13/2011	(9)	—	—	—	—	641	4,308
	5/13/2011	(9)	—	—	—	—	1,496	10,053
	8/3/2010	(10)	5,928	—	19.07	8/3/2020	—	—
	3/24/2010	(11)	6,139	—	19.07	3/24/2020	—	—
	3/24/2009	(12)	5,084	—	9.36	3/24/2019	—	—
	1/29/2008	(13)	7,627	—	10.59	1/29/2018	—	—
	10/26/2007	(14)	7,627	—	8.43	10/26/2017	—	—
	4/27/2007	(15)	5,084	—	5.85	4/27/2017	—	—
	2/28/2007	(16)	2,471	—	5.85	2/28/2017	—	—
Tracy Knox	11/3/2014	(4)	—	—	—	—	7,895	53,054
	8/25/2014	(17)	—	—	—	—	92,065	618,677
Rick Danis	10/29/2014	(4)	—	—	—	—	10,684	71,796
	8/25/2014	(5)	—	—	—	—	23,130	155,434
	3/17/2014	(18)	—	—	—	—	4,863	32,679
	4/5/2013	(7)	—	—	—	—	5,985	40,219
	4/5/2013	(7)	—	—	—	—	3,206	21,544
	4/9/2012	(4)	—	—	—	—	802	5,389
	4/9/2012	(19)	—	—	—	—	200	1,344
	5/13/2011	(4)	—	—	—	—	342	2,298
	3/24/2010	(20)	2,501	—	19.07	3/24/2020	—	—
	7/30/2009	(21)	3,254	—	12.58	7/30/2019	—	—
Wayne MacLaurin	10/29/2014	(4)	—	—	—	—	33,440	224,717
	8/25/2014	(5)	—	—	—	—	15,420	103,622
	3/17/2014	(18)	—	—	—	—	6,113	41,079
	7/29/2013	(22)	—	—	—	—	4,275	28,728

(1)

Reported shares and stock units that were granted prior to the Separation were converted from shares and stock units of Demand Media into shares and stock units granted pursuant to the Rightside 2014 Incentive Award Plan based on a ratio provided in the Employee Matters Agreement, dated as of August 1, 2014 between Rightside and Demand Media.

(2)	Represents the date on which the original award was approved by the applicable compensation committee.

(3)

The market value of stock units that have not vested is calculated based on the closing trading price of Rightside’s common stock as reported on NASDAQ on December 31, 2014 ($6.72), the last trading day of 2014.

(4)	This RSU award vests in 16 substantially equal quarterly installments following the grant date.
(5)	1/16th of this RSU award vested on November 25, 2014 and the balance vests in 15 substantially equal quarterly installments with the first of the installments vesting on February 15, 2015.
(6)	This RSU award vests in 4 substantially equal quarterly installments with the first of the installments vesting on May 15, 2014.
(7)	This RSU award vests in 16 substantially equal quarterly installments commencing on August 15, 2013.
(8)	This RSU award vests in 12 substantially equal quarterly installments commencing on May 15, 2012.
(9)	This RSU award vested as to 1/8th of the RSUs subject thereto on November 15, 2011 and thereafter, continues to vest in 14 substantially equal quarterly installments starting on February 15, 2012.
(10)

All vesting was accelerated immediately prior to the Separation.  Upon the Separation, Mr. Naidu received 5,928 shares of our common stock subject to the Rightside Option and 5,926 shares of Demand Media’s common stock subject to the Demand Option at an option exercise price of $13.00.

(11)

This Rightside option was fully vested as of March 24, 2014. Upon the Separation, Mr. Naidu received 6,139 shares of our common stock subject to the Rightside Option and 6,137 shares of Demand Media’s common stock subject to the Demand Option at an option exercise price of $13.00.

(12)

This Rightside option was fully vested as of March 24, 2013. Upon the Separation, Mr. Naidu received 5,084 shares of our common stock subject to the Rightside Option and 5,083 shares of Demand Media’s common stock subject to the Demand Option at an option exercise price of $6.38.

(13)

This Rightside option was fully vested as of January 29, 2012. Upon the Separation, Mr. Naidu received 7,627 shares of our common stock subject to the Rightside Option and 7,624 shares of Demand Media’s common stock subject to the Demand Option at an option exercise price of $7.22.

(14)

This Rightside option was fully vested as of October 26, 2011. Upon the Separation, Mr. Naidu received 7,627 shares of our common stock subject to the Rightside Option and 7,624 shares of Demand Media’s common stock subject to the Demand Option at an option exercise price of $5.75.

(15)

This Rightside option was fully vested as of April 27, 2011. Upon the Separation, Mr. Naidu received 5,084 shares of our common stock subject to the Rightside Option and 5,083 shares of Demand Media’s common stock subject to the Demand Option at an option exercise price of $3.99.

(16)

This Rightside option was fully vested as of February 28, 2011. Upon the Separation, Mr. Naidu received 2,471 shares of our common stock subject to the Rightside Option and 2,470 shares of Demand Media’s common stock subject to the Demand Option at an option exercise price of $3.99.

(17)	This RSU award vests in 13 installments with 1/4 vesting on February 15, 2015, and the balance vesting in 12 substantially equal installments on each three-month anniversary thereafter.
(18)	This RSU award vests in 16 substantially equal quarterly installments commencing on May 15, 2014.
(19)	This RSU award vests in 12 substantially equal quarterly installments following the grant date.
(20)

This Rightside option was fully vested as of March 24, 2014. Upon the Separation, Mr. Danis received 2,501 shares of our common stock subject to the Rightside Option and 2,500 shares of Demand Media’s common stock subject to the Demand Option at an option exercise price of $13.00.

(21)

This Rightside option was fully vested as of July 30, 2013. Upon the Separation, Mr. Danis received 3,254 shares of our common stock subject to the Rightside Option and 3,253 shares of Demand Media’s common stock subject to the Demand Option at an option exercise price of $8.58.

(22)	This RSU award vests in 13 installments with 1/4 vesting on the first anniversary of the grant date and the balance vesting in 12 substantially equal quarterly installments thereafter.

Executive Compensation Arrangements and Potential Payments Upon Termination or Change in Control

Taryn J. Naidu

Rightside Employment Agreement.

Under Mr. Naidu’s employment agreement (the “Naidu Agreement”), Mr. Naidu initially received a salary of $360,000, which was increased to $375,000 effective November 2014 and to $385,000 effective March 2015.    Mr. Naidu was initially eligible to earn a discretionary cash performance bonus targeted at 65% of his salary received, which in November 2014 was increased to 85%, based on the achievement of performance criteria established by the Board or compensation committee.

Pursuant to the Naidu Agreement, Mr. Naidu was granted an RSU award on August 25, 2014 equal to 0.65% of the total issued and outstanding shares of our common stock immediately after the Separation. One-sixteenth of the RSU award vested on November 25, 2014, and, subject to his continued employment, the balance vests in 15 substantially equal installments with the first of the installments vesting on February 15, 2015.

The Naidu Agreement took effect on August 1, 2014 and will remain in effect until the fourth anniversary of the effective date, unless terminated earlier by Mr. Naidu or the Company. Mr. Naidu’s employment is terminable at will, subject to certain severance provisions discussed below.

If Mr. Naidu’s employment is terminated (1) by Rightside without “cause” (as defined in the Rightside 2014 Incentive Award Plan (the “Plan”)), (2) by Mr. Naidu for “good reason” (as defined in the Naidu Agreement) or (3) by reason of Mr. Naidu’s death or “disability” (as defined in the Naidu Agreement), in any case, then in addition to accrued amounts, Mr. Naidu will be entitled to receive the following, subject to the delivery of an effective general release of claims in favor of Rightside:

•	an amount equal to Mr. Naidu’s salary then in effect on the termination date, payable in equal installments through the one-year anniversary of the termination date;

•	lump sum payments of any earned but unpaid prior year bonus, and earned but unpaid bonus for the partial calendar year in which the termination occurs;

•	Rightside subsidized healthcare continuation coverage for Mr. Naidu and his dependents for a one-year period following the termination date;

•

accelerated vesting of all outstanding equity awards in Rightside and in Demand Media, held by Mr. Naidu on the termination date, with respect to the number of shares underlying each equity award that would have vested over the one year period immediately following the termination date; and

•

if terminated for any of the reasons set forth above on or within 120 days prior to, or within one year following a “change in control” (as defined in the Naidu Agreement), all outstanding equity awards will conditionally vest and become exercisable on the later of the termination date or the date of the change in control.

Demand Media Employment Agreement.

Under his employment agreement entered into with Demand Media in 2010, Mr. Naidu received an initial salary of $235,000. Effective April 2013, Mr. Naidu’s salary was increased from $240,875 to $265,000. In addition, Mr. Naidu was eligible to receive an annual cash performance bonus targeted at 50% of his salary, based on the achievement of performance criteria established by the Demand Media compensation committee. Pursuant to the employment agreement, Mr. Naidu was granted a stock option covering 125,000 shares of Demand Media’s common stock, which became fully vested immediately prior to the Separation and split between Demand Media and Rightside stock options, as described under the section captioned “Adjusted Demand Media Options” above.

Tracy Knox

Rightside Employment Agreement.  Under Ms. Knox’s employment agreement (the “Knox Agreement”), Ms. Knox initially received a salary of $310,000, which was increased to $323,000 effective March 2015. Ms. Knox received a bonus of $150,000, which was paid in two installments: the first installment of $100,000 was paid on February 27, 2014 and the second installment of $50,000 was paid on February 27, 2015.  Ms. Knox is also eligible to earn a discretionary cash performance bonus targeted at 55% of her salary received based on the achievement of performance criteria established by the Board or compensation committee.

Pursuant to the Knox Agreement, Ms. Knox was granted an RSU award on August 25, 2014 equal to 0.5% of the total issued and outstanding shares of our common stock immediately after the Separation. One-quarter of the RSU award vested on February 15, 2015, and, subject to her continued employment, the balance vests in 12 substantially equal quarterly installments on each three month anniversary of the grant date thereafter.

Ms. Knox entered into the Knox Agreement on January 6, 2014, and from January 27, 2014 until the Separation, Ms. Knox served as chief financial officer of Rightside Operating Co., a subsidiary of Demand Media that became a subsidiary of Rightside upon the Separation. Ms. Knox began to serve as chief financial officer of Rightside on August 1, 2014.  The Knox Agreement will remain in effect until January 27, 2018  (the “initial termination date”), unless terminated earlier by Ms. Knox or the Company, and shall automatically be extended for one additional year on each subsequent anniversary of the initial termination date unless Ms. Knox or the Company notify the other party in writing at least 90 days prior to the then-current termination date that the employment agreement will not be extended.  The Knox Agreement provides that Ms. Knox’s employment is terminable at will, subject to certain severance provisions discussed below.

If Ms. Knox’s employment is terminated (1) by Rightside without “cause,” (2) by Ms. Knox for “good reason” or (3) by reason of Ms. Knox’s death or “disability”  (each as defined in the Knox Agreement), in any case, then in addition to accrued amounts, Ms. Knox will be entitled to receive the following, subject to the delivery of an effective general release of claims in favor of Rightside:

•	an amount equal to nine months of Ms. Knox’s salary then in effect on the termination date, payable in equal installments through the nine-month anniversary of the termination date;
•	a lump sum payment in an amount equal to any earned but unpaid prior year bonus;
•	Rightside subsidized healthcare continuation coverage for Ms. Knox and her dependents for a nine-month period following the termination date;
•

accelerated vesting of certain outstanding equity awards held by Ms. Knox on the termination date with respect to the number of shares underlying each equity award that would have vested over the one year period immediately following the termination date; and

•

if terminated for any of the reasons set forth above on or within 90 days prior to, or within one year following a “change in control” (as defined in the Knox Agreement), all outstanding equity awards will conditionally vest and become exercisable on the later of the termination date or the date of the change in control.

Rick Danis

Rightside Employment Agreement.  Under Mr. Danis’ employment agreement (the “Danis Agreement”), Mr. Danis initially received a salary of $235,000, which was increased to $242,000 effective March  2015. Mr. Danis is eligible to earn a discretionary cash performance bonus targeted at 35% of his salary received based on the achievement of performance criteria established by the Board or compensation committee. Mr. Danis was eligible to receive an annual bonus equal to the sum of (i) 30% of his salary received in 2014 prior to August 1, 2014, and (ii) 35% of his salary received in 2014 following August 1, 2014.

Pursuant to the Danis Agreement, Mr. Danis was granted an RSU award on August 25, 2014 with respect to Rightside’s common stock worth $300,000 calculated based on the stock price at the close of business on the grant date. One-sixteenth of the RSU award vested on November 25, 2014, and, subject to his continued employment, the balance vests in 15 substantially equal quarterly installments with the first of the installments vesting on February 15, 2015.

The Danis Agreement took effect on August 1, 2014 and will remain in effect until the fourth anniversary of the effective date, unless terminated earlier by Mr. Danis or the Company.  The Danis Agreement provides that Mr. Danis’ employment is terminable at will, subject to certain severance provisions discussed below.

If Mr. Danis’ employment is terminated (i) by Rightside without “cause” (as defined in the Plan), (ii) by Mr. Danis for “good reason” (as defined in the Danis Agreement) or (iii) by reason of Mr. Danis’ death or “disability” (as defined in the Danis Agreement), in any case, then in addition to accrued amounts, Mr. Danis will be entitled to receive the following, subject to the delivery of an effective general release of claims in favor of Rightside:

•	an amount equal to six months of Mr. Danis’ salary then in effect on the termination date, payable in equal installments through the six-month anniversary of the termination date;
•	a lump sum payment in an amount equal to any earned but unpaid prior year bonus;
•	Rightside subsidized healthcare continuation coverage for Mr. Danis and his dependents for a six-month period following the termination date; and
•

if terminated for any of the reasons set forth above on or within 90 days prior to, or within one year following a “change in control” (as defined in the Danis  Agreement), all outstanding equity awards will conditionally vest and become exercisable on the later of the termination date or the date of the change in control.

Wayne M. MacLaurin

Rightside Employment Agreement.  Under Mr. MacLaurin’s employment agreement (the “MacLaurin Agreement”), Mr. MacLaurin initially received a salary of $235,000, which was increased to $250,000 effective March 2015. Mr. MacLaurin is eligible to earn a discretionary cash performance bonus targeted at 35% of his salary received based on the achievement of performance criteria established by the Board or compensation committee.

Pursuant to the MacLaurin Agreement, Mr. MacLaurin was granted an RSU award on August 25, 2014 worth $200,000 calculated based on the stock price at the close of business on the grant date. One-sixteenth of the RSU award vested on November 25, 2014, and, subject to his continued employment, the balance vests in 15 substantially equal quarterly installments with the first of the installments vesting on February 15, 2015.

The MacLaurin Agreement took effect on August 1, 2014 and will remain in effect until the fourth anniversary of the effective date, unless terminated earlier by Mr. MacLaurin or the Company.  The MacLaurin Agreement provides that Mr. MacLaurin’s employment is terminable at will, subject to certain severance provisions discussed below.

If Mr. MacLaurin’s employment is terminated (1) by Rightside without “cause” (as defined in the Plan), (2) by Mr. MacLaurin for “good reason” (as defined in the MacLaurin Agreement) or (3) by reason of Mr. MacLaurin’s death or “disability” (as defined in the MacLaurin Agreement), in any case, then in addition to accrued amounts, Mr. MacLaurin will be entitled to receive the following, subject to the delivery of an effective general release of claims in favor of Rightside:

•	an amount equal to six months of Mr. MacLaurin’s salary then in effect on the termination date, payable in equal installments through the six-month anniversary of the termination date;
•	a lump sum payment in an amount equal to any earned but unpaid prior year bonus;

•	Rightside subsidized healthcare continuation coverage for Mr. MacLaurin and his dependents for a six-month period following the termination date; and
•

if terminated for any of the reasons set forth above on or within 90 days prior to, or within one year following a “change in control” (as defined in the MacLaurin Agreement), all outstanding equity awards will conditionally vest and become exercisable on the later of the termination date or the date of the change in control.

Demand Media Employment Agreement.  Under his Demand Media employment agreement, Mr. MacLaurin received a salary of $220,000. Mr. MacLaurin was entitled to relocation costs of up to $25,000 for reasonable and documented moving expenses, and for the reasonable cost of temporary housing for up to two months subject to certain terms and conditions. In addition, Mr. MacLaurin was eligible to receive an annual cash performance bonus targeted at 30% of his salary, based on the achievement of company and individual performance criteria established by Demand Media’s board of directors or compensation committee. Pursuant to his employment agreement, Mr. MacLaurin was granted 20,000 RSUs with respect to Demand Media’s common stock. The RSUs vest over four years with one quarter vesting on July 29, 2014, and subject to continued employment, the remaining shares vesting in 12 substantially equal installments quarterly thereafter.

Definition of Terms

For purposes of the Plan and the Knox Agreement, “cause” means generally:

•	an executive’s unauthorized use or disclosure of confidential information or trade secrets or material breach of any agreement with the Company;
•	an executive’s conviction of, or plea of nolo contendere to, a felony or a crime involving dishonesty or moral turpitude;
•	an executive’s gross negligence or willful misconduct;
•	an executive’s willful or repeated failure or refusal to substantially perform assigned duties;
•	an executive’s act of fraud, embezzlement, material misappropriation or dishonesty committed against the Company; or
•	any acts, omissions or statements by an executive which the Company reasonably determines to be materially detrimental or damaging to its reputation, operations, prospects or business relations.

For purposes of each of the named executive officers’ employment agreements, “good reason” means generally any of the following without such executive’s written consent:

•

a material diminution of an executive’s position, authority, duties or responsibilities following a change in control (or, for Mr. Naidu, any material diminution of his position, authority, duties or responsibilities);

•	a change in the location of an executive’s place of employment of more than 20 miles;
•	a material reduction in an executive’s salary; or
•	a material breach by the Company of its obligations to an executive under such executive’s employment agreement.

To qualify as a resignation for good reason, an executive must provide written notice to us within 60 days of the initial existence of the condition or event described above and allow us to cure the condition or event within 30 days following our receipt of notice.

Named Executive Officer Excise Tax Treatment

In the event any payment to a named executive officers under their employment agreement or other plan or arrangement would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code (as a result of a payment being classified as a parachute payment under Section 280G of the Internal Revenue Code), the named executive officer will receive such payment as would entitle him or her to receive the greatest after-tax benefit, even if it means that we pay a lower aggregate payment so as to minimize or eliminate the potential excise tax imposed by Section 4999 of the Internal Revenue Code.

Compensation Committee Report

The compensation committee has reviewed and discussed the section captioned “Executive Compensation” included in this proxy statement with management and, based on such review and discussion, the compensation committee has recommended to the Board that this “Executive Compensation” section be included in the proxy statement.

Respectfully submitted by the members of the compensation committee of the Board:

Diane M. Irvine, Chairperson
James R. Quandt
Robert J. Majteles

SECURITY OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS
AND CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of April 8, 2015 for:

•	each person, or group of affiliated persons, who we know beneficially owns more than 5% of our outstanding shares of common stock;
•	each of our directors;
•	each of our named executive officers; and
•	all of our current directors and executive officers as a group.

Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.

In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed to be outstanding all shares of common stock subject to options and/or RSUs held by that person or entity that are currently exercisable or exercisable within 60 days of April 8, 2015. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Rightside Group, Ltd., 5808 Lake Washington Blvd. NE, Suite 300, Kirkland, WA 98033.

		Percentage of
	Shares	Outstanding
	Beneficially	Common
Name	Owned	Stock(1)
5% Beneficial Owners
Entities affiliated with Oak Investment Partners(2)	4,487,062	23.9%
Entities affiliated with Spectrum Equity(3)	2,770,540	14.8%
Entities affiliated with Goldman Sachs(4)	1,166,736	6.2%
T. Rowe Price Associates, Inc.(5)	1,087,620	5.8%
Entities Affiliated with Tennenbaum Capital Partners, LLC(6)	997,710	5.3%
Directors and Executive Officers
Taryn J. Naidu(7)	113,584	*
Tracy Knox(8)	29,756	*
Rick Danis(9)	17,932	*
Wayne M. MacLaurin(10)	6,179	*
David E. Panos(11)	11,430	*
Shawn J. Colo(12)	188,590	1.0%
Diane M. Irvine(13)	2,569	*
Robert R. Majteles(14)	16,468	*
James R. Quandt(15)	12,808	*
Richard C. Spalding(16)	4,468	*
All current executive officers and directors (including nominees) as a group (10 persons)	391,056	2.2%

*Represents beneficial ownership of less than 1% of Rightside’s outstanding common stock.

(1)	Percent of class in the table above is based on 18,753,206 shares of Rightside’s common stock outstanding on April 8, 2015.

(2)

Based upon a Schedule 13G filed with the SEC on February 12, 2015 by Oak Investment Partners XI, Limited Partnership, Oak Associates XI, LLC, Oak Investment Partners XII, Limited Partnership, Oak Associates XII, LLC and Oak Management Corporation (“Oak Management”). Includes (1) 2,948,287 common shares held by Oak Investment Partners XI, Limited Partnership (“Oak XI”) and (2) 1,538,775 common shares held by Oak Investment Partners XII, Limited Partnership (“Oak XII”). Oak XI has sole voting and dispositive power over the shares it holds and Oak XII has sole voting and dispositive power over the shares it holds. The names of the parties who may be deemed to share power to vote and dispose of the shares held by Oak XI are Bandel L. Carano, Edward F. Glassmeyer, Fredric W. Harman, and Anne H. Lamont, all of whom are managing members of Oak Associates XI, LLC, the General Partner of Oak XI. The names of the parties who may be deemed to share power to vote and dispose of the shares held by Oak XII are Bandel L. Carano, Edward F. Glassmeyer, Fredric W. Harman , Anne H. Lamont, Warren B. Riley, Grace A. Ames and Iftikar A. Ahmed, all of whom are managing members of Oak Associates XII, LLC. As general partner of Oak XI, Oak Associates XI, LLC may be deemed to share voting and dispositive power over the shares held by Oak XI. As general partner of Oak XII, Oak Associates XII, LLC may be deemed to share voting and dispositive power over the shares held by Oak XII. As manager of Oak XI and Oak XII, Oak Management Corporation may be deemed to share voting and dispositive power over the shares held by Oak XI and Oak XII. Each of the above listed individuals and entities disclaims beneficial ownership of the shares held by Oak XI and Oak XII, except to the extent of their individual pecuniary interest therein. The address of each of the entities listed is c/o Oak Management Corporation, 901 Main Avenue, Suite 600, Norwalk, CT 06851.

(3)

Based upon a Schedule 13G filed with the SEC on January 21, 2015 by Spectrum Equity Investors V, L.P. (“SEI V”), Spectrum Equity Associates V, L.P. (“SEA V”), SEA V Management, LLC (“SEA V Management”) and Spectrum V Investment Managers’ Fund, L.P. (“IMF V” and together with SEI V, SEA V and SEA V Management, the “Spectrum Funds”). Includes (1) 2,756,688 common shares held by SEI V, the general partner of which is SEA V, the general partner of which is SEA V Management, over which Brion B. Applegate, William P. Collatos, Randy J. Henderson, Kevin J. Maroni, Victor E. Parker and Christopher T. Mitchell exercise shared voting and dispositive power and (2) 13,852 common shares held by IMF V, the general partner of which is SEA V Management, over which Brion B. Applegate, William P. Collatos, Randy J. Henderson, Kevin J. Maroni, Victor E. Parker and Christopher T. Mitchell exercise shared voting and dispositive power. By virtue of their relationship as affiliated entities, whose controlling entities have overlapping individual controlling persons, each of the Spectrum Funds may be deemed to share the power to direct the disposition and vote of the 2,770,540 aggregate common shares held by the Spectrum Funds. Each of the Spectrum Funds and each of the managing directors of SEA V Management (described above) disclaim any beneficial ownership of the shares held by the Spectrum Funds, except for any shares held of record and except to the extent of any individual pecuniary interest therein. The principal business address of each of the Spectrum Funds is 333 Middlefield Road, Suite 200, Menlo Park, CA 94025. The information in the table assumes that the aforesaid filer will own all such shares on the record date for the share distribution.

(4)

Based upon a Schedule 13G filed with the SEC on February 13, 2015 by Goldman Sachs Asset Management, L.P. and GS Investment Strategies, LLC (together, “Goldman Sachs Asset Management”).  According to the Schedule 13G, Goldman Sachs Asset Management has shared voting and dispositive power with respect to the shares. In accordance with the SEC Release No. 34-39538 (January 12, 1998) (the “Release”), the Schedule 13G reflects the securities beneficially owned by certain operating units (collectively, the “GS Units”) of The Goldman Sachs Group, Inc. and its subsidiaries and affiliates (collectively the “GSG”). This filing does not reflect securities, if any, beneficially owned by any operating units of GSG whose ownership of securities is disaggregated from that of the GS Units in accordance with the Release. The GS Units disclaim beneficial ownership of the securities beneficially owned by (1) any client accounts with respect to which the GS Units or their employees have voting or investment discretion or both, or with respect to which there are limits on their voting or investment authority or both and (2) certain investment entities of which the GS Units act as the general partner, managing general partner or other manager, to the extent interests in such entities are held by persons other than the GS Units.  The address for Goldman Sachs Asset Management is 200 West Street, New York, NY 10282.

(5)

Based upon a Schedule 13G filed with the SEC on February 10, 2015 by T. Rowe Price Associates, Inc. and T. Rowe Price Small-Cap Value Fund, Inc. (together, “T. Rowe Price Entities”).  T. Rowe Price Entities report beneficial ownership of an aggregate of 1,087,620 shares of common stock.  T. Rowe Price Associates reports having sole dispositive power for all 1,087,620 shares and sole voting power for 89,120 shares, while T. Rowe Price Small-Cap Value Fund, Inc. reports sole voting power for 998,500 shares.  The address for T. Rowe Price Entities is 100 E. Pratt Street, Baltimore, Maryland 21202.

(6)

Tennenbaum Capital Partners, LLC serves as an investment advisor to Special Value Continuation Partners, LP and Tennenbaum Opportunities Fund VI, LLC, registered holders of warrants to purchase 997,710 shares of Rightside’s common stock (the “Warrants”).  The Warrants entitle the registered holders to purchase 997,710 shares of Rightside’s common stock.   The address of Tennenbaum Capital Partners, LLC is 2951 28th Street, Suite 1000, Santa Monica, California 90405.

(7)

Shares of common stock owned consist of 58,572 shares directly held, 39,960 shares issuable upon the exercise of options and 15,052 shares issuable upon the vesting of RSUs within 60 days of April 8, 2014.

(8)	Shares of common stock owned consist of 23,509 shares directly held, and 6,247 shares issuable upon the vesting of RSUs within 60 days of April 8, 2014.

(9)

Shares of common stock owned consist of 9,010 shares directly held, 5,755 shares issuable upon the exercise of options and 3,167 shares issuable upon the vesting of RSUs within 60 days of April 8, 2014.

(10)	Shares of common stock owned consist of 2,162 shares directly held, and 4,017 shares issuable upon the vesting of RSUs within 60 days of April 8, 2014.
(11)	Shares of common stock owned consist of 9,717 shares directly held, and 1,713 shares issuable upon the vesting of RSUs within 60 days of April 8, 2014.
(12)

Shares of common stock owned consist of 162,992 shares held by the Colo and O’Neil Revocable Trust, dated 9/12/08 for which Mr. Colo is the trustee, 10,000 shares held by the Shawn J. Colo Grantor Retained Annuity Trust, dated 9/12/08, for which Mr. Colo is the trustee, and 10,000 shares held by the Deidre A. O’Neil Grantor Retained Annuity Trust, dated 9/12/08, for which Mr. Colo is the trustee.  The rights to acquire stock include 4,742 shares subject to options that are exercisable and 856 shares issuable upon the vesting of RSUs within 60 days of April 8, 2014.

(13)	Shares of common stock owned consist of 1,713 shares directly held, and 856 shares issuable upon the vesting of RSUs within 60 days of April 8, 2014.
(14)	Shares of common stock owned consist of 15,612 shares directly held, and 856 shares issuable upon the vesting of RSUs within 60 days of April 8, 2014.
(15)	Shares of common stock owned consist of 2,602 shares directly held, 9,350 shares issuable upon the exercise of options and 856 shares issuable upon the vesting of RSUs within 60 days of April 8, 2014.
(16)	Shares of common stock owned consist of 3,612 shares directly held, and 856 shares issuable upon the vesting of RSUs within 60 days of April 8, 2014.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following is a summary of transactions since January 1, 2014, to which we have been a party in which the amount involved exceeded $120,000 and in which any of our executive officers, directors, promoters or beneficial holders of more than 5% of our capital stock had or will have a direct or indirect material interest, other than compensation arrangements which are described under the sections of this proxy statement captioned “Director Compensation” and “Executive Compensation.”

Policies and Procedures for Related Party Transactions

We have adopted a written related party transaction policy to set forth the policies and procedures for the review and approval or ratification of related party transactions. This policy covers any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which we were or are to be a participant, the amount involved exceeds $100,000 and a related party had or will have a direct or indirect material interest, including, without limitation, purchases of goods or services by or from the related party in which the related party has a material interest, indebtedness, guarantees of indebtedness or employment by us of a related party. While the policy covers related party transactions in which the amount involved exceeds $100,000, the policy states that related party transactions in which the amount involved exceeds $120,000 are required to be disclosed in applicable filings as required by the Securities Act, Exchange Act and related rules. Our Board has set the $100,000 threshold for approval of related party transactions in the policy at an amount lower than that which is required to be disclosed under the Securities Act, Exchange Act and related rules because we believe it is appropriate for our audit committee to review transactions or potential transactions in which the amount involved exceeds $100,000, as opposed to $120,000.

Pursuant to this policy, our audit committee will (1) review the relevant facts and circumstances of each related party transaction, including if the transaction is on terms comparable to those that could be obtained in arm’s-length dealings with an unrelated third party and the extent of the related party’s interest in the transaction, and (2) take into account the conflicts of interest and corporate opportunity provisions of our code of business conduct and ethics. Management will present to our audit committee each proposed related party transaction, including all relevant facts and circumstances relating thereto, and will update the audit committee as to any material changes to any related party transaction. All related party transactions may only be consummated if our audit committee has approved or ratified such transaction in accordance with the guidelines set forth in the policy. Certain types of transactions will be pre-approved by our audit committee under the policy. These pre-approved transactions include: (1) certain compensation arrangements; (2) transactions in the ordinary course of business where the related party’s interest arises only (a) from his or her position as a director of another entity that is party to the transaction, and/or (b) from an equity interest of less than 5% in another entity that is party to the transaction, or (c) from a limited partnership interest of less than 5%, subject to certain limitations; and (3) transactions in the ordinary course of business where the interest of the related party arises solely from the ownership of a class of equity securities in our company where all holders of such class of equity securities will receive the same benefit on a pro rata basis. No director may participate in the approval of a related party transaction for which he or she is a related party.

All related party transactions described in this section occurred prior to adoption of this policy, and as such, these transactions were not subject to the approval and review procedures described above.

Board Compensation

We pay non-employee directors for service on our Board. Our non-employee directors have also received options to purchase shares of our common stock and restricted stock units covering shares of our common stock.

Each of Mr. Colo and Mr. Quandt held equity awards originally granted by Demand Media.  Upon the Separation, each Demand Option was adjusted to reflect the distribution through conversion into an adjusted Demand Option and a Rightside Option.  In addition, each RSU award granted by Demand Media and held by Mr. Colo and Mr. Quandt converted into Rightside RSU awards covering a number of Rightside shares such that the pre-distribution value of the underlying Demand Media RSU awards was approximately preserved.  Each adjusted RSU award retained its original vesting schedule.

For more information regarding these arrangements, see the section of this proxy statement captioned “Director Compensation.”

Employment Agreements

We have entered into offer letters or employment related agreements with each of our executive officers. For more information regarding these arrangements, see the section of this proxy statement captioned “Executive Compensation.”

Indemnification Agreements

We have entered into an indemnification agreement with each of our directors and officers. The indemnification agreements and our certificate of incorporation and bylaws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law.

Agreements with Demand Media

In connection with the Separation, we entered into a number of agreements with Demand Media, as summarized below.  This summary does not purport to be complete and may not contain all of the information about these agreements that is important to you. These summaries are subject to, and qualified by reference to, the agreements described below, which are filed as exhibits to the Current Report on Form 8-K filed on August 4, 2014. You are encouraged to read each of these agreements carefully and in their entirety, as they are the primary legal documents governing the relationship between us and Demand Media following the Separation.

Separation and Distribution Agreement

This agreement governs certain aspects of our relationship with Demand Media, including providing information to the other party on the conduct of its business prior to the Separation reasonably necessary to prepare financial statements and any reports or filings to be made with any governmental authority.  In addition, this agreement obligates each party to indemnify the other for certain liabilities in connection with the Separation, all liabilities to the extent relating to or arising out of our or their respective business as conducted at any time, including certain specified litigation matters, and any breach by either party of this agreement.

Transition Services Agreement

Prior to the Separation, we and Demand Media provided each other with certain support functions, including legal, information technology, financial systems, and human resources services.  In addition, Demand Media provided us with accounting and equity administration services, and we provided Demand Media with tax services.  Under this agreement, we and Demand Media each agree to provide certain services, including those related to information technology, financial systems, and tax services, in a manner historically provided prior to the Separation.  The charge for these interim services is based on actual costs incurred, together with a percentage markup to cover administrative costs of providing the services.  We estimate that we will pay Demand Media an aggregate annualized fee of approximately $0.9 million and Demand Media will pay us an aggregate annualized fee of approximately $2.0 million for interim services provided under this agreement. This agreement will generally terminate in February 2016, but certain services will be subject to an earlier specified termination date.

Tax Matters Agreement

This agreement governs our and Demand Media’s respective rights, responsibilities and obligations with respect to taxes, tax attributes, the preparation and filing of tax returns, the control of audits and other tax proceedings and assistance and cooperation in respect of tax matters.  In general, we expect that Demand Media will be responsible for the payment of all taxes, including consolidated U.S. federal income taxes of the Demand Media tax reporting group for which we are severally liable, to the extent such taxes are not attributable to our operations or the operations of our subsidiaries, and we will be responsible for the payment of all taxes attributable to our operations and the operations of our subsidiaries.  Taxes relating to or arising out of the failure of the Separation to qualify as a tax-free transaction for U.S. federal income tax purposes will be borne by Demand Media and us in proportion to Demand Media’s and our respective fair market values as of the date of the Separation, except, in general, if such failure is attributable to our action or Demand Media’s action, as the case may be, or certain transactions involving our stock or the stock of Demand Media, as the case may be, in which event the resulting liability will be borne in full by us or Demand Media, respectively.

Employee Matters Agreement

This agreement allocates certain liabilities and responsibilities between us and Demand Media relating to employee compensation and benefit plans and programs.

Intellectual Property Assignment and License Agreement

Under this agreement, Demand Media assigned to us rights in certain patents and proprietary software used in connection with our business.  In addition, this agreement grants us a license to use a portfolio of patents and other proprietary software on a world-wide royalty-free basis, solely in connection with the operation of the domain name services business.

Indebtedness of Directors and Officers

None of our current or former directors or executive officers is indebted to us, nor are any of these individuals indebted to another entity which indebtedness is the subject of a guarantee, support agreement, letter of credit or similar arrangement or understanding provided by us.

Potential Conflicts of Interest

Certain of our directors and officers and entities related to them continue to own a substantial amount of Demand Media common stock and options to purchase Demand Media stock. The direct interests of our directors and officers and related entities in common stock of Demand Media could create, or appear to create, potential conflicts of interest with respect to matters involving both Demand Media and us that could have different implications for Demand Media than they do for us. As a result, we may be precluded from pursuing certain opportunities on which we would otherwise act, including growth opportunities.

Neither Rightside nor Demand Media has any ownership interest in the other. Our executive officers and members of our Board have fiduciary duties to our stockholders. Likewise, any such persons who serve in similar capacities at Demand Media have fiduciary duties to that company’s stockholders. Therefore, such persons may have conflicts of interest or the appearance of conflicts of interest with respect to matters involving or affecting more than one of the companies to which they owe fiduciary duties. For example, there may be the potential for a conflict of interest when Rightside or Demand Media considers acquisitions and other corporate opportunities that may be suitable for each of them. Any potential conflicts that arise will be addressed on a case-by-case basis, keeping in mind the applicable fiduciary duties owed by the executive officers and directors of each issuer. From time to time, we may enter into transactions with Demand Media and/or its subsidiaries or other affiliates. There can be no assurance that the terms of any such transactions will be as favorable to Rightside, Demand Media, or any of their subsidiaries or affiliates as would be the case where there is no overlapping officer or director. See the section of this proxy statement captioned “Policies and Procedures for Related Party Transactions” for a discussion of certain procedures we will institute to help ameliorate any such potential conflicts that may arise.

Rightside’s certificate of incorporation acknowledges that Rightside may have overlapping directors and officers with Demand Media and its subsidiaries and successors and that Rightside may engage in business transactions with such entities. Rightside will renounce its rights to business opportunities offered to such overlapping officers and/or directors in which Rightside or any of its subsidiaries could have an interest or expectancy (other than business opportunities that (1) are expressly presented or offered to an overlapping officer or director in his or her capacity as a director or officer of Rightside, and (2) the overlapping officer or director believes Rightside has, or could reasonably be expected to have, the resources necessary to exploit). In addition, Rightside’s certificate of incorporation provides that in these circumstances our directors and officers will not have liability to Rightside or its stockholders for breach of any fiduciary duty by reason of the fact that any such individual directs a corporate opportunity to Demand Media or any of its subsidiaries instead of Rightside, or does not refer or communicate information regarding such corporate opportunity to Rightside. These provisions in our certificate of incorporation also expressly validate certain contracts, agreements, arrangements and transactions (and amendments, modifications or terminations thereof) between Rightside and Demand Media and/or any of their respective subsidiaries and will provide that, to the fullest extent permitted by law, the actions of the overlapping directors and officers in connection therewith are not breaches of fiduciary duties owed to Rightside or its stockholders.

ADDITIONAL INFORMATION

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other annual meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other annual meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

Brokers with account holders who are Rightside stockholders may be householding our proxy materials. A single Notice of Internet Availability of Proxy Materials may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from us (if you are a stockholder of record) or from your broker (if you are a beneficial owner) that we or they will be householding communications to your address, householding will continue until you are notified otherwise or until you notify your broker or the Company that you no longer wish to participate in householding.

If, at any time, you no longer wish to participate in householding and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, or if you currently receive multiple copies and would like to request householding of your communications, you may (1) notify your broker, (2) direct your written request to our Corporate Secretary at Rightside Group, Ltd., 5808 Lake Washington Blvd NE, Ste 300, Kirkland, Washington 98033 or (3) contact us by telephone at (425) 298-2500.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of a registered class of our securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of our Company. Based on a review of copies of such records and on information provided by our directors and our executive officers,  we believe that all directors, executive officers and persons who own more than 10% of our common stock have complied with the Section 16(a) reporting requirements, except that following the effectiveness of the Company’s Registration Statement on Form 10 and the distribution of spin-off shares following the distribution, Form 3 reports were not timely filed by Spectrum Equity Investors V L.P. and Oak Investment Partners XI L.P.  In addition, Form 4 reports were not timely filed for one transaction for each of Messrs. Naidu, MacLaurin, Quandt, Majteles, Spalding and Danis, and Mses. Knox and Irvine, and for two transactions for each of Messrs. Colo and Panos.

Incorporation by Reference

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act or the Exchange Act, which might incorporate future filings made by us under those statutes, the section of this proxy statement titled “Audit Committee Report” will not be incorporated by reference into any of those prior filings, nor will such reports be incorporated by reference into any future filings made by us under those statutes. In addition, information on our website, other than our proxy statement, notice and form of proxy, is not part of the proxy soliciting materials and is not incorporated herein by reference.

Availability of Annual Report on Form 10-K

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 as filed with the SEC is available without charge upon written request to our Corporate Secretary, Rightside Group, Ltd., 5808 Lake Washington Blvd, Suite 300, Kirkland, Washington 98033. You may also obtain the Annual Report on Form 10-K over the Internet at the SEC’s website, http://www.sec.gov, or on the investor relations page of our website, http:// rightside.co/SEC.

Other Matters

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons named in the enclosed proxy card will have discretion to vote shares they represent in accordance with their judgment on such matters.

By Order of the Board of Directors,

Rick Danis

General Counsel and Corporate Secretary

RIGHTSIDE GROUP, LTD 5808 LAKE WASHINGTON BLVD. N.E. SUITE 300 KIRKLAND, WA 98033

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS DETACH
AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

		For	Withhold	For All	To withhold authority to vote for any individual
		All	All	Except	nominee(s), mark “For All Except” and write the
The Board of Directors recommends you vote					number(s) of the nominee(s) on the line below.
FOR the following:		☐	☐	☐
1.	Election of Directors Nominees

01 Shawn J. Colo	02 James R. Quandt

The Board of Directors recommends you vote FOR Proposal:							For	Against	Abstain

2					To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2015.		☐	☐	☐

NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the annual meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign.
If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, and Form 10-K is/are available at  www.proxyvote.com .

RIGHTSIDE GROUP, LTD
Annual Meeting of Stockholders
June 4, 2015 2:30 PM
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Ms. Tracy Knox and Mr. Rick Danis, or either of them, as proxies, each with the power to appoint her or his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of RIGHTSIDE GROUP, LTD that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholder(s) to be held at 2:30 PM, PDT on June 4, 2015, at the Woodmark Hotel, 1200 Carillon Point, Kirkland, WA 98033, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side